HEI Exhibit 10.2
EXECUTION COPY

J.P.Morgan
THIRD AMENDED AND RESTATED CREDIT AGREEMENT

dated as of May 14, 2021 among
HAWAIIAN ELECTRIC INDUSTRIES, INC.,
as Borrower

The Lenders Party Hereto and
BANK OF AMERICA, N.A. and
U.S. BANK NATIONAL ASSOCIATION, as Co-Syndication Agents

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,
MUFG UNION BANK, N.A., BARCLAYS BANK PLC, BANK OF HAWAII and THE TORONTO-DOMINION BANK, NEW YORK BRANCH
as Co-Documentation Agents and
JPMORGAN CHASE BANK, N.A.,
as Administrative Agent, Swingline Lender and Issuing Bank and
JPMORGAN CHASE BANK, N.A. and BANK OF AMERICA, N.A.
as Sustainability Structuring Agents

JPMORGAN CHASE BANK, N.A., BofA SECURITIES, INC. and
U.S. BANK NATIONAL ASSOCIATION,
as Joint Lead Arrangers and Joint Book Runners

US-DOCS\122057773.11

i

SCHEDULES:

Schedule 1.01    Capitalization
Schedule 1.01    Consolidated Funded Debt
Schedule 1.01    Funded Debt
Schedule 1.02    Sustainability Table and Sustainability Pricing Adjustments
Schedule 2.01    Commitments
Schedule 2.09    Existing Letters of Credit
Schedule 4.12    Subsidiaries
Schedule 7.01    Existing Liens
Schedule 7.03    Existing Restrictions
EXHIBITS:
Exhibit A    Form of Assignment and Acceptance
Exhibit B-1    Form of Opinion of Pillsbury Winthrop Shaw Pittman LLP
Exhibit B-2    Form of Opinion of Kurt K. Murao, Executive Vice President, General Counsel, Chief Administrative Officer and Corporate Secretary of the Borrower
Exhibit C    Form of Note
Exhibit D    Form of Borrowing Request
Exhibit E    Form of Letter of Credit Request

Exhibit F    Form of Increase Request
Exhibit G    Form of Interest Election Request
Exhibit H    Form of Pricing Certificate

THIRD AMENDED AND RESTATED CREDIT AGREEMENT, dated as of May 14, 2021 (this “Agreement”), among HAWAIIAN ELECTRIC INDUSTRIES, INC., as Borrower, the Lenders party hereto and JPMORGAN CHASE BANK, N.A., as Administrative Agent, Swingline Lender and Issuing Bank.

WHEREAS, the Borrower, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent thereunder, are currently party to the Second Amended and Restated Credit Agreement, dated as of June 30, 2017 (as amended, supplemented or otherwise modified prior to the date hereof, the “Existing Credit Agreement”).

WHEREAS, the Borrower, the Lenders and the Administrative Agent have agreed to enter into this Agreement in order to (i) amend and restate the Existing Credit Agreement in its entirety; (ii) extend the maturity date in respect of the existing revolving credit facility under the Existing Credit Agreement; re-evidence the obligations of the Borrower under the Existing Credit Agreement, which shall be repayable in accordance with the terms of this Agreement; and (iv) amend and restate the terms and conditions under which the Lenders will, from time to time, make loans and extend other financial accommodations to or for the benefit of the Borrower.

WHEREAS, it is the intent of the parties hereto that this Agreement not constitute a novation of the obligations and liabilities of the parties under the Existing Credit Agreement or be deemed to evidence or constitute full repayment of such obligations and liabilities, but that this Agreement amend and restate in its entirety the Existing Credit Agreement and re-evidence the obligations and liabilities of the Borrower outstanding thereunder, which shall be payable in accordance with the terms hereof.

WHEREAS, it is also the intent of the Borrower to confirm that all obligations under the applicable “Loan Documents” (as referred to and defined in the Existing Credit Agreement) shall continue in full force and effect as modified or restated by the Loan Documents (as referred to and defined herein) and that, from and after the Effective Date, all references to the “Credit Agreement” contained in any such existing “Loan Documents” shall be deemed to refer to this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto agree that the Existing Credit Agreement is hereby amended and restated as follows:

ARTICLE 1.    DEFINITIONS

Section 1.01    Defined Terms

As used in this Agreement, the following terms have the meanings specified below:

“ABR Loan” or “ABR Borrowing”, when used in reference to any Loan or Borrowing, refers to such Loan, or the Loans comprising such Borrowing, bearing interest at a rate determined by reference to the Alternate Base Rate.

“Additional Commitment Lender” is defined in Section 2.14(d).

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means JPMCB, in its capacity as administrative agent for the Lenders hereunder, or any successor thereto in such capacity.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent-Related Person” has the meaning assigned to such term in Section 10.03(c).

“Agreement” has the meaning assigned to such term in the introductory paragraph.

“Aggregate Credit Exposure” means, at any time, the sum at such time of (a) the outstanding principal balance of the Revolving Loans of all Lenders, plus (b) the Aggregate
Letter of Credit Exposure, plus (c) the Swingline Exposure.

“Aggregate Letter of Credit Commitments” means, at any time, the sum at such time of the Letter of Credit Commitments of all Lenders.

“Aggregate Letter of Credit Exposure” means, at any time, the sum at such time of the Letter of Credit Exposure of all of the Lenders.

“Aggregate Revolving Commitments” means, at any time, the sum at such time of the Revolving Commitments of all Lenders. The initial amount of the Aggregate Revolving Commitments is $175,000,000.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of the Prime Rate in effect on such day, (b) the sum of NYFRB Rate in effect on such day plus 1/2 of 1% per annum and (c) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1% per annum, provided that for the purpose of this definition, the Adjusted LIBO Rate for any day shall be based on the LIBO Rate (or if the LIBO Rate if not available for such one month Interest Period, the Interpolated Rate) at approximately 11:00 a.m. London time on such day. Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate, respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 3.04 (for the avoidance of doubt, only until the Benchmark Replacement has been determined pursuant to Section 3.04(b)), then the Alternate Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the Alternate Base Rate as determined pursuant to the foregoing would be less than 1.00%, such rate shall be deemed to be 1.00% for purposes of this Agreement.

“Ancillary Document” has the meaning assigned to such term in Section 10.06.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Margin” means with respect to: (a) any Eurodollar Borrowings and any Letters of Credit, at all times during which the applicable Pricing Level set forth below is in effect, the percentage set forth below under the heading “Eurodollar Margin” and adjacent to such Pricing Level, (b) any ABR Borrowings, at all times during which the applicable Pricing Level set forth below is in effect, the percentage set forth below under the heading “ABR Margin” and adjacent to such Pricing Level and (c) with respect to the Commitment Fee, at all times during which the applicable Pricing Level set forth below is in effect, the percentage set forth below under the heading “Commitment Fee Rate” and adjacent to such Pricing Level, in each case, subject to the provisos set forth below:

Pricing Level	Issuer Ratings (S&P/Moody’s/Fitch)	Commitment Fee Rate	Eurodollar Margin	ABR Margin
I	(A-/A3/A-) or higher	0.15%	1.00%	0.00%
II	(BBB+/Baa1/BBB+)	0.175%	1.25%	0.25%
III	(BBB/Baa2/BBB)	0.20%	1.375%	0.375%
IV	(BBB-/Baa3/BBB-)	0.25%	1.50%	0.50%
V	(BB+/Ba1/BB+) or lower	0.30%	1.75%	0.75%

For purposes hereof:

(A)when the Borrower has Issuer Ratings from all three of S&P, Moody’s and Fitch: (i) if two or three of the three Issuer Ratings are in the same Pricing Level, such Pricing Level shall apply and (ii) if each of the three Issuer Ratings are in different Pricing Levels, the Issuer Ratings corresponding to the highest and the lowest Pricing Levels shall be disregarded and the Pricing Level shall be determined by reference to the Pricing Level which corresponds to the remaining Issuer Rating;

(B)when the Borrower has Issuer Ratings from only two of S&P, Moody’s and Fitch: (i) if both of the two Issuer Ratings are in the same Pricing Level, such Pricing Level shall apply and (ii) if the two Issuer Ratings are split-rated (x) by one Pricing Level, the Pricing Level shall be determined by the higher of the two (e.g., an Issuer Rating of BBB-/Baa2 results in Pricing Level III) or (y) by more than one Pricing Level, the Pricing Level shall be determined by the Pricing Level one below the Pricing Level which corresponds to the higher Issuer Rating (e.g., an Issuer Rating of BBB-/Baa1 results in Pricing Level III and an Issuer Rating of BBB+/Baa3 results in Pricing Level III);

(C)when the Borrower has an Issuer Rating from only one of S&P, Moody’s and Fitch: the Pricing Level shall be determined by reference to the Pricing Level immediately below the Pricing Level which corresponds to the one Issuer Rating in effect (provided that if the one Issuer Rating in effect corresponds to Pricing Level V, then Pricing Level V shall apply); and

(D)when the Borrower does not have an Issuer Rating from any of S&P, Moody’s or Fitch: Pricing Level V shall apply.

If the Issuer Ratings established or deemed to have been established by S&P, Moody’s and Fitch shall be changed (other than as a result of a change in the rating system of S&P, Moody’s or Fitch), such change shall be effective as of the date on which it is first announced by the applicable rating agency, irrespective of when notice of such change shall have been furnished by the Borrower to the Administrative Agent and the Lenders pursuant to this Agreement or otherwise. Each change in the Applicable Margin shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of S&P, Moody’s or Fitch shall change, or if any such rating agency shall cease to be in the business of rating corporate debt obligations, the Borrower and the Administrative Agent (in consultation with the Lenders) shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Margin shall be determined by reference to the rating most recently in effect prior to such change or cessation.

It is hereby understood and agreed that (a) the Commitment Fee shall be adjusted from time to time based upon the Sustainability Fee Adjustment (to be calculated and applied as set forth in Schedule 1.02) and (b) the Applicable Margin with respect to Eurodollar Borrowings, ABR Borrowings and Letters of Credit shall be adjusted from time to time based upon the Sustainability Margin Adjustment (to be calculated and applied as set forth in Schedule 1.02); provided that in no event shall any of the Commitment Rate, the Eurodollar Margin or the ABR Margin be less than 0.00%.

“Applicable Party” has the meaning assigned to such term in Section 9.09(c)

“Applicable Percentage” means, with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitments; provided that, in the case of Section 2.12 when a Defaulting Lender shall exist, “Applicable Percentage” shall mean the percentage of the total Commitments (disregarding any Defaulting Lender’s Commitments) represented by such Lender’s Commitments. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments and to any Lender’s status as a Defaulting Lender at the time of such determination.

“Approved Electronic Platform” has the meaning assigned to such term in Section
9.09(a).

“Approved Fund” means, with respect to any Lender, any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business that is administered or managed by (a) such Lender or (b) an Affiliate of such Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an assignee (with the consent of each party whose consent is required by Section 10.04), and accepted by the Administrative Agent, substantially in the form of Exhibit A or any other form (including electronic records generated by the use of an electronic platform) approved by the Administrative Agent, including the forms described in the last sentence of Section 3.08(b) and Section 10.02(d) and executed by the parties described therein.

“Availability Period” means the period from and including the Effective Date to (but excluding) the Commitment Termination Date.

“Available Tenor” means, as of any date of determination and with respect to the then- current Benchmark, as applicable, any tenor for such Benchmark or payment period for interest calculated with reference to such Benchmark, as applicable, that is or may be used for determining the length of an Interest Period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (f) of Section 3.04.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code” means the United States Bankruptcy Code of 1978, as amended.

“Benchmark” means, initially, the LIBO Rate; provided that if a Benchmark Transition Event, a Term SOFR Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred with respect to the LIBO Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (b) or clause (c) of Section 3.04.

“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(1)the sum of: (a) Term SOFR and (b) the related Benchmark Replacement Adjustment;

(2)the sum of: (a) Daily Simple SOFR and (b) the related Benchmark Replacement Adjustment;

(3)the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for Dollar- denominated syndicated credit facilities at such time and (b) the related Benchmark Replacement Adjustment;

provided that, in the case of clause (1), such Unadjusted Benchmark Replacement is displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; provided further that, notwithstanding anything to the contrary in this Agreement or in any other Loan Document, upon the occurrence of a Term SOFR Transition Event, and the delivery of a Term SOFR Notice, on the applicable Benchmark Replacement Date the “Benchmark Replacement” shall revert to and shall be deemed to be the sum of (a) Term SOFR and (b) the related Benchmark Replacement Adjustment, as set forth in clause (1) of this definition (subject to the first proviso above).

If the Benchmark Replacement as determined pursuant to clause (1), (2) or (3) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement:

(1)for purposes of clauses (1) and (2) of the definition of “Benchmark Replacement,” the first alternative set forth in the order below that can be determined by the Administrative Agent:
(a)the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that has been selected or recommended by the Relevant Governmental Body for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for the applicable Corresponding Tenor;

(b)the spread adjustment (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that would apply to the fallback rate for a derivative transaction referencing the ISDA Definitions to be effective upon an index cessation event with respect to such Benchmark for the applicable Corresponding Tenor; and

(2)for purposes of clause (3) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar- denominated syndicated credit facilities;

provided that, in the case of clause (1) above, such adjustment is displayed on a screen or other information service that publishes such Benchmark Replacement Adjustment from time to time as selected by the Administrative Agent in its reasonable discretion.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides in its reasonable discretion are generally consistent with changes made by the Administrative Agent in other syndicated credit facilities agented by it and may be appropriate to reflect the adoption and implementation of such

Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is generally consistent with changes made by the Administrative Agent in other syndicated credit facilities agented by it and reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(1)in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof);

(2)in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein;

(3)in the case of a Term SOFR Transition Event, the date that is thirty (30) days after the date a Term SOFR Notice is provided to the Lenders and the Borrower pursuant to Section 3.04(c); or

(4)in the case of an Early Opt-in Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, so long as the Administrative Agent has not received, by 5:00 p.m., New York City time, on the fifth (5th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, written notice of objection to such Early Opt-in Election from Lenders comprising the Required Lenders.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1)a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2)a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board, the NYFRB, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3)a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.04 and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.04.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code to which Section 4975 of the Code applies, and (c) any Person whose assets include (for purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means Hawaiian Electric Industries, Inc., a Hawaii corporation.

“Borrowing”means (a) Revolving Loans of the same Type made, converted or continued
on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect or (b) a Swingline Loan.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03 in substantially the form annexed hereto as Exhibit D or any other form approved by the Administrative Agent.

“Business Day” means any day other than a Saturday, Sunday or a day when banks are authorized by law to close in New York, New York or Honolulu, Hawaii or, when used with reference to a Eurodollar Loan, in London, England.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases or financing leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP, provided however, no power purchase agreement with an independent power producer or a power producer which is not an Affiliate of the Borrower shall constitute a Capital Lease Obligation.

“Capitalization” means, at any date of determination with respect to the Borrower on a non-consolidated basis, the sum of (a) Funded Debt, (b) preferred stock and (c) Common Stock Equity. The Borrower’s Capitalization as of December 31, 2020 is annexed hereto as Schedule 1.01 (Capitalization); for the avoidance of doubt, such Schedule is attached hereto for illustrative purposes only and is not intended to be a calculation of Capitalization on or for any subsequent date of determination.

“Capitalization Ratio” means, at any date of determination, the ratio of (a) Funded Debt to (b) Capitalization.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the Effective Date) of shares representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of the Borrower; and (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were neither (i) nominated by the board of directors of the Borrower, nor (ii) appointed by directors so nominated.

“Change in Law” means the occurrence, after the date of this Agreement (or with respect to any Lender, if later, the date on which such Lender becomes a Lender), of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority, or (c) the making or issuance of any request, rules, guideline, requirement or directive (whether or not having the force of law) by any Governmental Authority; provided however, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall (except to the extent the same are merely proposed and not in effect) in each case be deemed to be a “Change in Law” regardless of the date enacted, adopted, issued or implemented.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans or Swingline Loans.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commitment Fee” has the meaning assigned to such term in Section 3.03(a).

“Commitment Percentage” means, as to any Lender in respect of such Lender’s Commitments and its obligations with respect to Loans and Letters of Credit, the percentage equal to such Lender’s Revolving Commitment and Letter of Credit Commitment divided by the total of all Lenders’ Revolving Commitments and Letter of Credit Commitments (or, if no Commitments then exist, the percentage equal to such Lender’s Revolving Commitment and Letter of Credit Commitment on the last day upon which Commitments did exist divided by the total of all Lenders’ Revolving Commitments and Letter of Credit Commitments, on such day).

“Commitment Termination Date” means the earliest of (a) May 14, 2026, subject to extension (in the case of each Lender consenting thereto) as provided in Section 2.14, (b) the date on which the Commitments are terminated in whole pursuant to Section 2.05, and (c) the date the Commitments are terminated in whole pursuant to Article 8; provided, however, in the case of the foregoing clauses (a) and (b), if such date is not a Business Day, the Commitment Termination Date shall be the next preceding Business Day.

“Commitments” means the Revolving Commitments and the Letter of Credit Commitments.

“Common Stock Equity” means, at any date of determination with respect to the Borrower on a non-consolidated basis, the sum of (a) common stock, (b) premium and/or expenses on common stock and preferred stock, (c) additional paid-in capital, and (d) retained earnings, excluding Accumulated Other Comprehensive Income or Loss (AOCI) as defined by GAAP, as such definitions now exist and as they may hereafter be amended but subject to Section 1.03 except with respect to matters affecting AOCI, and excluding adjustments made directly to stockholders’ equity as a result of any future issued accounting standards, adopted by the Borrower, that will require adjustments directly to stockholders’ equity.

“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of the Borrower pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent, any Lender or the Issuing Bank by means of electronic communications pursuant to Section 9.09, including through an Approved Electronic Platform.

“Consolidated Capitalization” means, at any date of determination with respect to the Borrower and its Subsidiaries on a consolidated basis, the sum of (a) Consolidated Funded Debt,
(b) preferred stock of the Borrower and its Subsidiaries and (c) Consolidated Common Stock Equity.

“Consolidated Common Stock Equity” means, at any date of determination, with respect to the Borrower and its Subsidiaries on a consolidated basis, the sum of (a) common stock, premium and/or expenses on common stock and preferred stock, (c) additional paid-in capital, and (d) retained earnings, excluding Accumulated Other Comprehensive Income or Loss (AOCI) as defined by GAAP, as such definitions now exist and as they may hereafter be amended but subject to Section 1.03 except with respect to matters affecting AOCI, and excluding adjustments made directly to stockholders’ equity as a result of any future issued accounting standards, adopted by the Borrower, that will require adjustments directly to stockholders’ equity.

“Consolidated Funded Debt” means, at any date of determination with respect to the Borrower and its Subsidiaries on a consolidated basis, the sum of (a) net long-term debt, defined as the portion of outstanding bonds, debentures, notes and similar debt obligations (including Capital Lease Obligations, Purchase Money Indebtedness and Indebtedness under this Agreement or the Hawaiian Electric Credit Agreement), net of cash collateral or other funds on deposit with trustees and unamortized discounts and expenses in respect of such bonds, debentures, notes and obligations, that is due one year or more from the date of the relevant balance sheet on which such debt is included, (b) net long-term debt (as so defined) due within one year, defined as the portion of outstanding bonds, debentures, notes and similar debt obligations (including Capital Lease Obligations, Purchase Money Indebtedness and Indebtedness under this Agreement or the Hawaiian Electric Credit Agreement) that is due within one year from the date of the relevant balance sheet on which such long-term debt is included and (c) short-term borrowings, including Purchase Money Indebtedness, as included on and defined in the relevant balance sheet; provided, however, no Indebtedness of independent power producers, or other power producers which are not Affiliates of the Borrower, included on a balance sheet of the Borrower by reason of the application of Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 810 (formerly referred to as FASB Interpretation No. 46 (revised December 2003)) shall constitute Consolidated Funded Debt. A schedule of Consolidated Funded Debt as of December 31, 2020 is annexed hereto as Schedule 1.01 (Consolidated Funded Debt); for the avoidance of doubt, such Schedule is attached hereto for illustrative purposes only and is not intended to be a calculation of Consolidated Funded Debt on or for any subsequent date of determination.

“Consolidated Net Worth” means, as of the date of any determination thereof, the sum of the Consolidated Common Stock Equity and preferred stock of the Borrower and its Subsidiaries.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. The terms “Controlling” and “Controlled” have meanings correlative thereto.

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Covered Entity” means any of the following:

(i)a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii)a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii)a “covered FSI” as that term is defined in, and interpreted in accordance with, 12
C.F.R. § 382.2(b).

“Covered Party” has the meaning assigned to it in Section 10.18.

“Credit Exposure” means, with respect to any Lender as of any date, the sum as of such date of (a) the outstanding principal balance of such Lender’s Revolving Loans, plus (b) such Lender’s Letter of Credit Exposure, plus (c) such Lender’s Swingline Exposure.

“Credit Parties” means the Administrative Agent, the Issuing Bank, the Swingline Lender and the Lenders.

“Cumulative Residential Photovoltaic (CRPV) Capacity” means, with respect to any calendar year, the aggregate amount, measured in megawatts, of the final installed capacity of all residential photovoltaic power systems installed on Hawaiian Electric’s electrical system during such calendar year with the installed capacity of each such system being defined as the program size in Hawaiian Electric’s Rule 14H, which is part of the Rules of Service as approved by the Hawaii Public Utilities Commission. For avoidance of doubt, program size is calculated as the sum of all inverter strings, and each inverter string is calculated as the lesser of (i) the sum of the photovoltaic kWdc capacity per inverter string or (ii) the inverter kWac capacity per inverter string (in the case of each of clause (i) and clause (ii), rounded to the nearest whole megawatt).

“Cumulative Residential Photovoltaic (CRPV) Capacity Applicable Margin Adjustment Amount” means, with respect to any calendar year, (a) negative 0.0125%, if the Cumulative Residential Photovoltaic (CRPV) Capacity for such calendar year as set forth in the KPI Metrics Report is greater than or equal to the Cumulative Residential Photovoltaic (CRPV) Capacity Target B for such calendar year, (b) 0.00%, if the Cumulative Residential Photovoltaic (CRPV) Capacity for such calendar year as set forth in the KPI Metrics Report is greater than or equal to the Cumulative Residential Photovoltaic (CRPV) Capacity Threshold B for such calendar year but less than the Cumulative Residential Photovoltaic (CRPV) Capacity Target B for such calendar year, and (c) positive 0.0125%, if the Cumulative Residential Photovoltaic (CRPV) Capacity for such calendar year as set forth in the KPI Metrics Report is less than the Cumulative Residential Photovoltaic (CRPV) Capacity Threshold B for such calendar year.

“Cumulative Residential Photovoltaic (CRPV) Capacity Commitment Fee Adjustment Amount” means, with respect to any calendar year, (a) negative 0.0025%, if the Cumulative Residential Photovoltaic (CRPV) Capacity for such calendar year as set forth in the KPI Metrics Report is greater than or equal to the Cumulative Residential Photovoltaic (CRPV) Capacity Target B for such calendar year, (b) 0.00%, if the Cumulative Residential Photovoltaic (CRPV) Capacity for such calendar year as set forth in the KPI Metrics Report is greater than or equal to the Cumulative Residential Photovoltaic (CRPV) Capacity Threshold B for such calendar year but less than the Cumulative Residential Photovoltaic (CRPV) Capacity Target B for such calendar year, and (c) positive 0.0025%, if the Cumulative Residential Photovoltaic (CRPV) Capacity for such calendar year as set forth in the KPI Metrics Report is less than the Cumulative Residential Photovoltaic (CRPV) Capacity Threshold B for such calendar year.

“Cumulative Residential Photovoltaic (CRPV) Capacity Target B” means, with respect to any calendar year, the Cumulative Residential Photovoltaic (CRPV) Capacity Target B for such calendar year as set forth in the Sustainability Table.

“Cumulative Residential Photovoltaic (CRPV) Capacity Threshold B” means, with respect to any calendar year, the Cumulative Residential Photovoltaic (CRPV) Capacity Threshold B for such calendar year as set forth in the Sustainability Table.

“Current SEC Reports” means (a) the Annual Report of the Borrower to the SEC on Form 10K for the fiscal year ended December 31, 2020, (b) the Quarterly Report of the Borrower

to the SEC on Form 10-Q for the fiscal quarter ended March 31, 2021 and (c) any current reports of the Borrower to the SEC on Form 8K filed prior to the Effective Date.

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which may include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided that, if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, suspension of payments, rearrangement, receivership, insolvency, judicial management, composition, arrangement, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition which constitutes an Event of Default or that upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means any Lender, as reasonably determined by the Administrative Agent, that has (a) failed to fund any portion of its Revolving Loans or participations in Letters of Credit or Swingline Loans within three (3) Business Days of the date required to be funded by it hereunder unless such failure to fund is based on such Lender’s good faith determination that the conditions precedent to such funding under this Agreement have not been satisfied or waived and such Lender has notified the Administrative Agent in writing of such determination, (b) notified the Borrower, the Administrative Agent, the Swingline Lender, the Issuing Bank or any other Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under other agreements in which it commits to extend credit, (c) failed, within three (3) Business Days after request by the Administrative Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Revolving Loans and participations in then outstanding Letters of Credit or Swingline Loans (provided that any such Lender shall cease to be a Defaulting Lender under this clause (c) upon receipt of such confirmation by the Administrative Agent), (d) otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three (3) Business Days of the date when due, unless the subject of a good faith dispute, or (e) (i) has been adjudicated as, or determined by any Governmental Authority having regulatory authority over such Person or its assets to be, insolvent or has a parent company that has been adjudicated as, or determined by any Governmental Authority having regulatory authority over such Person or its assets to be, insolvent or (ii) become the subject of a voluntary or involuntary bankruptcy or insolvency proceeding or (B) a Bail-In Action, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian, appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has had any order for relief in such proceeding entered in respect thereof or has a parent company that has become the subject of (A) a bankruptcy or insolvency proceeding or (B) a Bail-In Action, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment; provided, that a Lender shall not become a Defaulting Lender solely as the result of (x) the acquisition or maintenance of an ownership interest in such Lender or a Person controlling such Lender or (y) the exercise of control over a Lender or a Person controlling such Lender, in each case, by a Governmental Authority or an instrumentality thereof.

“Disclosed Matters” means the matters (a) disclosed in the current and periodic reports filed by the Borrower from time to time with the SEC pursuant to the requirements of the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder, or disclosed by the Borrower to the Lenders (either directly or indirectly through the Administrative Agent) in writing.

“Dollars” or “$” refers to lawful money of the United States of America.

“Early Opt-in Election” means, if the then-current Benchmark is the LIBO Rate, the occurrence of:

(1)a notification by the Administrative Agent to (or the request by the Borrower to the Administrative Agent to notify) each of the other parties hereto that at least five currently outstanding Dollar-denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a term SOFR or any other rate based upon SOFR) as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review), and

(2)the joint election by the Administrative Agent and the Borrower to trigger a fallback from the LIBO Rate and the provision by the Administrative Agent of written notice of such election to the Lenders.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date on which the conditions specified in Section 5.01 are satisfied (or waived in accordance with Section 10.02).

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Eligible Assignee” means (a) a Credit Party (other than a Defaulting Lender); (b) an Affiliate of a Credit Party; (c) an Approved Fund; and (d) any other financial institution approved by (i) the Administrative Agent, (ii) the Issuing Bank, (iii) the Swingline Lender and (iv) unless a Default has occurred under Article 8(a), Article 8(i) or Article 8(j), and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided, however, that none of the Borrower nor any Subsidiary or Affiliate of the Borrower, nor any natural person, nor any company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof, shall qualify as an Eligible Assignee under this definition.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release into the environment of any Hazardous Material or to health and safety matters concerning Hazardous Materials.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment, or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interest” shall mean (a) shares of capital stock and any other equity security that confers on a person or entity the right to receive a share of the profits and losses of, or distribution of assets of, the issuing company and (b) all warrants, options or other rights to acquire any Equity Interest described in clause (a) of this definition.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower or any Subsidiary, is treated with the Borrower as a single employer under Section 414(b) or (c) of the Code or Section 4001(14) of ERISA or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated with the Borrower as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the failure with respect to any Plan to pay the “minimum required contribution” (as defined in Section 430 of the Code or Section 303 of ERISA), unless waived; (c) the incurrence by the Borrower or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan; (d) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (e) the incurrence by the Borrower or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Multiemployer Plan; or (f) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any

ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent, within the meaning of Title IV of ERISA.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Eurodollar Loan” or “Eurodollar Borrowing”, when used in reference to any Revolving Loan or Borrowing, refers to whether such Revolving Loan, or the Revolving Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate. For the avoidance of doubt, a Revolving Loan that bears interest at a rate determined pursuant to clause (c) of the definition of Alternate Base Rate shall, for all purposes of this Agreement, be deemed to be an ABR Loan and not a Eurodollar Loan.

“Event of Default” has the meaning assigned to such term in Article 8.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Credit Party or required to be withheld and deducted from a payment to a Credit Party on account of any obligation of the Borrower under any Loan Document: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profit Taxes, in each case, (i) imposed as a result of such Person being organized under the laws of, or having its principal office or applicable lending office is located in the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, any U.S. federal withholding tax that is imposed on amounts payable to or for the account of to such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in a Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 3.08(b)) or (ii) such Lender changes its lending office, except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 3.07, (d) Taxes attributable to such Person’s failure to comply with Section 3.07(f) and any withholding taxes imposed under FATCA.

“Existing Commitment Termination Date” is defined in Section 2.14(a).

“Existing Credit Agreement” is defined in the recitals hereof.

“Existing Letters of Credit” is defined in Section 2.09(a).

“Existing Loans” is defined in Section 2.01.

“Extending Lender” is defined in Section 2.14(b).

“Extension Date” is defined in Section 2.14(a).

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“FCA” has the meaning assigned to such term in Section 1.05.

“Federal Funds Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions (as determined in such manner as shall be set forth on the NYFRB’s Website from time to time) and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate; provided that if the Federal Funds Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Financial Officer” means the Executive Vice President and Chief Financial Officer, the Treasurer, and the Controller of the Borrower and persons performing similar responsibilities regardless of title. The Financial Officers as of the date of this Agreement are Gregory C. Hazelton and Paul K. Ito, and replacement or additional Financial Officers may be identified to the Administrative Agent from time to time in a writing signed by the President and Secretary of the Borrower.

“Fitch” means Fitch Ratings, Inc., or its successors.

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the LIBO Rate.

“Foreign Lender” means any Lender that is not a U.S. Person.

“Funded Debt” means, at any date of determination with respect to the Borrower on a non-consolidated basis, the sum of (a) net long-term debt, defined as the portion of outstanding bonds, debentures, notes and similar debt obligations (including Capital Lease Obligations, Purchase Money Indebtedness and Indebtedness under this Agreement), net of cash collateral or other funds on deposit with trustees and unamortized discounts and expenses in respect of such bonds, debentures, notes and obligations, that is due one year or more from the date of the relevant balance sheet on which such debt is included, (b) net long-term debt (as so defined) due within one year, defined as the portion of outstanding bonds, debentures, notes and similar debt obligations (including Capital Lease Obligations, Purchase Money Indebtedness and Indebtedness under this Agreement) that is due within one year from the date of the relevant balance sheet on which such long-term debt is included and (c) short-term borrowings, including Purchase Money Indebtedness, as included on and defined in the relevant balance sheet; provided, however, no Indebtedness of independent power producers, or other power producers which are not Affiliates of the Borrower, included on a balance sheet of the Borrower by reason of the application of Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 810 (formerly referred to as FASB Interpretation No. 46 (revised December 2003)) shall constitute Funded Debt. A schedule of Funded Debt as of December 31, 2020 is annexed hereto as Schedule 1.01 (Funded Debt); for the avoidance of doubt, such Schedule is attached hereto for illustrative purposes only and is not intended to be a calculation of Funded Debt on or for any subsequent date of determination.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, including the Hawaii Public Utilities Commission, the SEC and the Federal Energy Regulatory Commission.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect,

(a)to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof,

(b)to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof,

(c)to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or

(d)as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation;

provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee of any guarantor shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made and (b) the maximum amount for which such guarantor may be liable pursuant to the terms of the instrument embodying such Guarantee, unless such primary obligation and the maximum amount for which such guarantor may be liable are not stated or determinable, in which case the amount of such Guarantee shall be such guarantor’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith. The term “Guaranteed” has a meaning correlative thereto.

“Hawaiian Electric” means Hawaiian Electric Company, Inc., a Hawaii corporation.

“Hawaiian Electric Cash Manager” means, to the extent having received a legally valid delegation of authority from the Borrower with respect to borrowings and investments to be made by the Borrower and its Subsidiaries, the Cash Management Administrator of Hawaiian Electric, the Treasury Analyst of Hawaiian Electric, or the Securities Administrator of Hawaiian Electric, or any other person having received such authority; it being understood and agreed that (i) such person need not be a Financial Officer or an employee of the Borrower, and (ii) the Administrative Agent shall be entitled to rely on telephonic notice received from the Hawaiian Electric Cash Manager for all purposes of Sections 2.03, 2.07(e), 2.13 and 3.02(b).

“Hawaiian Electric Credit Agreement” means the Third Amended and Restated Credit Agreement, dated the date hereof, among Hawaiian Electric, the lenders party thereto, and JPMCB, as Administrative Agent, as amended, modified, supplemented, replaced or refinanced from time to time.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedging Agreement” means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.

“Impacted Interest Period” has the meaning assigned to such term in the definition of “LIBO Rate”.

“Increase Request” means a request by the Borrower for an increase of the total Commitments in accordance with Section 2.05(d).

“Indebtedness” of any Person means, without duplication,

(a)all obligations of such Person for borrowed money,

(b)all obligations of such Person evidenced by bonds, debentures, notes or similar instruments,

(c)all obligations of such Person upon which interest charges are customarily paid,

(d)all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person,

(e)all obligations of such Person in respect of the deferred purchase price of property or services (excluding accounts payable incurred in the ordinary course of business),

(f)all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed,

(g)all Guarantees by such Person of Indebtedness of others,

(h)all Capital Lease Obligations of such Person,

(i)all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, and

(j)all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances.

The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. Indebtedness of the Borrower or any Subsidiary shall not include deposit liabilities, securities sold pursuant to agreements to repurchase or advances from the Federal Home Loan Bank.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” has the meaning assigned to such term in Section 10.03(b).

“Information” has the meaning assigned to such term in Section 10.12.

“Insolvent” means, with reference to any Person, (a) such Person’s debts are greater than all of such Person’s property, at a fair valuation (as determined in the good faith judgment of such Person), exclusive of (i) property transferred, concealed, or removed with intent to hinder, delay, or defraud such Person’s creditors, and (ii) property that may be exempted from property of the estate under Section 522 of the Bankruptcy Code, or (b) such Person is generally not paying its debts as they become due or is unable to pay its debts as they become due.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 3.02 and substantially in the form annexed hereto as Exhibit G or any other form approved by the Administrative Agent.

“Interest Payment Date” means (a) with respect to the accrued interest on any ABR Loan (other than a Swingline Loan), the first Business Day of each January, April, July and October and the Commitment Termination Date, (b) with respect to the accrued interest on any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Revolving Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and the Commitment Termination Date and (c) with respect to any Swingline Loan, the day that such Loan is required to be repaid and the Commitment Termination Date.

“Interest Period” means, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, three or six months thereafter, as the Borrower may elect, provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interpolated Rate” means, at any time, the rate per annum determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBOR Screen Rate for the longest period (for which the LIBOR Screen Rate is available) that is shorter than the Impacted Interest Period and (b) the LIBOR Screen Rate for the shortest period (for which the LIBOR Screen Rate is available) that exceeds the Impacted Interest Period, in each case, at such time; provided that if any Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.

“Issuer Ratings” means the Borrower’s corporate issuer ratings from any of S&P, Moody’s and Fitch.

“Issuing Bank” means JPMCB in its capacity as issuer of the Letters of Credit, or any successor thereto in such capacity as provided in Section 2.1(c).

“JPMCB” means JPMorgan Chase Bank, N.A., a national banking association.

“KPI Metric” means each of the Cumulative Residential Photovoltaic (CRPV) Capacity and the RPS.

“KPI Metrics Report” means an annual report (it being understood that this annual report may take the form of the annual Sustainability Report) that sets forth the calculations for each KPI Metric for a specific calendar year.

“Lead Arranger” means each of JPMorgan Chase Bank, N.A., BofA Securities, Inc. and U.S. Bank National Association in its capacity as joint lead arranger and joint book runner for the credit facility evidenced by this Agreement.

“Lender Notice Date” is defined in Section 2.14(b).

“Lender-Related Person” has the meaning assigned to such term in Section 10.03(d).

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to Section 2.05(d) or pursuant to an Assignment and Acceptance or otherwise, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Acceptance or otherwise. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender and the Issuing Bank.

“Letter of Credit” has the meaning assigned to such term in Section 2.09.

“Letter of Credit Commitment” means the commitment of the Issuing Bank to issue Letters of Credit having an aggregate outstanding face amount up to $10,000,000 and the commitment of each Lender to participate in the Letter of Credit Exposure as set forth in Section 2.10 in the maximum amount set forth in Schedule 2.01 under the heading “Letter of Credit Commitment” or in an Assignment and Acceptance Agreement or other documents pursuant to which it became a Lender, as such amount may be reduced from time to time in accordance herewith.

“Letter of Credit Exposure” means, at any time, (a) in respect of all the Lenders, the sum at such time, without duplication, of (i) the aggregate undrawn face amount of the outstanding Letters of Credit, (ii) the aggregate amount of unpaid drafts drawn on all Letters of Credit, and

(iii)the aggregate unpaid Reimbursement Obligations (after giving effect to any Loans made on such date to pay any such Reimbursement Obligations), and (b) in respect of any Lender, an amount equal to such Lender’s Commitment Percentage multiplied by the amount determined under clause (a)(i) of this definition. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Article 29(a) of the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No. 600 (or such later version thereof as may be in effect at the applicable time) or Rule 3.13 or Rule 3.14 of the International Standby Practices, International Chamber of Commerce Publication No. 590 (or such later version thereof as may be in effect at the applicable time) or similar terms of the Letter of Credit itself, or if compliant documents have been presented but not yet honored, such Letter of Credit shall be deemed to be “outstanding” and “undrawn” in the amount so remaining available to be paid, and the obligations of the Borrower and each Lender shall remain in full force and effect until the Issuing Bank and the Lenders shall have no further obligations to make any payments or disbursements under any circumstances with respect to any Letter of Credit.

“Letter of Credit Fee” has the meaning assigned to such term in Section 3.03(b).

“Letter of Credit Request” means, a request by the Borrower for the issuance of a Letter of Credit in the form of Exhibit E.

“Liabilities” means any losses, claims (including intraparty claims), demands, damages or liabilities of any kind.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the LIBOR Screen Rate at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period; provided that if the LIBOR Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) then the LIBO Rate shall be the Interpolated Rate.

“LIBOR” has the meaning assigned to such term in Section 1.05.

“LIBOR Screen Rate” means, for any day and time, with respect to any Eurodollar Borrowing for any Interest Period, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for Dollars for a period equal in length to such Interest Period as displayed on such day and time on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion); provided that if the LIBOR Screen Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement relating to such asset, and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Documents” means this Agreement, the Notes, the Reimbursement Agreements and, if applicable, any Hedging Agreement between the Borrower and any Lender.

“Loans” means the Revolving Loans and Swingline Loans made by the Lenders to the Borrower pursuant to this Agreement.

“Margin Stock” has the meaning assigned to such term in Regulation U.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, property or condition (financial or otherwise) of the Borrower and its Subsidiaries, taken as a whole, or (b) the validity or enforceability of any of the Loan Documents or the rights and remedies of the Administrative Agent and the Lenders thereunder.

“Material Indebtedness” means all Indebtedness of the Borrower (other than Indebtedness under the Loan Documents) or obligations in respect of one or more Hedging Agreements in an aggregate principal amount exceeding $75,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower would be required to pay if such Hedging Agreement were terminated at such time.

“Material Subsidiary Indebtedness” means all Indebtedness of any Significant Subsidiaries or obligations of any Significant Subsidiary in respect of one or more Hedging Agreements in an aggregate principal amount exceeding $75,000,000. For purposes of determining Material Subsidiary Indebtedness, the “principal amount” of the obligations of any Significant Subsidiary in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Significant Subsidiary would be required to pay if such Hedging Agreement were terminated at such time.

“Material Subsidiary Indebtedness Event” means;

(a)any Significant Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Subsidiary Indebtedness, when and as the same shall become due and payable and after the expiration of any applicable grace period; or
(b)any event or condition occurs that results in any Material Subsidiary Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Subsidiary Indebtedness or any trustee or agent on its or their behalf to cause any Material Subsidiary Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity, provided, that no Material Subsidiary Indebtedness Event shall be deemed to have occurred under this definition as a result of (i) any notice of voluntary prepayment delivered by any Significant Subsidiary with respect to any Indebtedness, (ii) any voluntary sale of assets by any Significant Subsidiary as a result of which any Indebtedness secured by such assets is required to be prepaid or (iii) the exercise of any contractual right to cause the prepayment of such Material Subsidiary Indebtedness (other than the exercise of a remedy for an event of default under the applicable contract or agreement).

“Moody’s” means Moody’s Investors Service, Inc., or its successors

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of
ERISA.

“Non-Extending Lender” is defined in Section 2.14(b).

“Notes” means, with respect to each Lender, a promissory note evidencing such Lender’s Loans payable to such Lender (or, if required by such Lender, to such Lender and its registered assigns) substantially in the form of Exhibit C.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m., New York City time, on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“NYFRB’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, the Borrower arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against the Borrower or any Affiliate thereof of any proceeding under any debtor relief laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed or allowable claims in such proceeding. Without limiting the foregoing, the Obligations include (a) the obligation to pay principal, interest, Letter of Credit commissions, charges, expenses, fees, indemnities and other amounts payable by the Borrower under any Loan Document and (b) the obligation of the Borrower to reimburse any amount in respect of any of the foregoing that the Administrative Agent or any Lender, in each case in its sole discretion, may elect to pay or advance on behalf of the Borrower.

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of Treasury.

“OFAC Sanctions”means economic or financial sanctions or trade embargoes imposed or r enforced from time to time by the U.S. government and administered by OFAC.

“Other Connection Taxes” means, with respect to any Credit Party, Taxes imposed as a result of a present or former connection between such Credit Party and the jurisdiction imposing such Tax (other than connections arising from such Credit Party having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means any and all current or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, the Loan Documents, other than Excluded Taxes.

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight eurodollar borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.

“Participant” has the meaning assigned to such term in Section 10.04(g).

“Participant Register” has the meaning assigned to such term in Section 10.04(g).

“Payment” has the meaning assigned to such term in Section 9.07(c).

“Payment Notice” has the meaning assigned to such term in Section 9.07(c).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Investments” means, at any time, investments as allowed in accordance with the HEI Cash Management Investment Guidelines dated December 13, 2010, as disclosed to the Administrative Agent prior to the Effective Date and as the same may be amended from time to time with the written consent of the Administrative Agent, such written consent not to be unreasonably delayed or withheld.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower, any Subsidiary or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Plan Asset Regulations” means 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA, as amended from time to time.

“Pricing Certificate” means a certificate substantially in the form of Exhibit H executed by the chief executive officer, chief operating officer, chief financial officer, treasurer, assistant treasurer, controller or senior vice president of finance of the Borrower and attaching a true and correct copy of the KPI Metrics Report for the most recently ended calendar year and setting forth each of the Sustainability Fee Adjustment and the Sustainability Margin Adjustment for the period covered thereby and computations in reasonable detail in respect thereof.

“Pricing Certificate Inaccuracy” has the meaning assigned to it in Schedule 1.02.

“Pricing Level I” means at any time the Borrower’s Issuer Rating is (a) A- or higher by S&P, (b) A3 or higher by Moody’s or (c) A- or higher by Fitch.

“Pricing Level II” means at any time the Borrower’s Issuer Rating is (a) BBB+ or higher by S&P, (b) Baa1 or higher by Moody’s or (c) BBB+ or higher by Fitch, and Pricing Level I is not applicable.

“Pricing Level III” means at any time the Borrower’s Issuer Rating is (a) BBB or higher by S&P, (b) Baa2 or higher by Moody’s or (c) BBB or higher by Fitch, and Pricing Levels I and II are not applicable.

“Pricing Level IV” means at any time the Borrower’s Issuer Rating is (a) BBB- or higher by S&P, (b) Baa3 or higher by Moody’s or (c) BBB- or higher by Fitch, and Pricing Levels I, II and III are not applicable.

“Pricing Level V” means at any time the Borrower’s Issuer Rating is (a) less than or equal to BB+ by S&P, (b) less than or equal to Ba1 by Moody’s or (c) less than or equal to BB+ by Fitch.

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Purchase Money Indebtedness” means Indebtedness of the Borrower that is incurred to finance part or all of (but not more than) the purchase price of a tangible asset; provided that (a) the Borrower did not at any time prior to such purchase have any interest in such asset other than an option to purchase, a security interest, or an interest as lessee under an operating lease and (b) such Indebtedness is incurred at the time of, or within 90 days after, such purchase.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” has the meaning assigned to it in Section 10.18.

“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is the LIBO Rate, 11:00 a.m., London time, on the day that is two London banking days preceding the date of such setting, and (2) if such Benchmark is not the LIBO Rate, the time determined by the Administrative Agent in its reasonable discretion.

“Register” has the meaning assigned to such term in Section 10.04(e).

“Regulation D” means Regulation D of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation T” means Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” means Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Reimbursement Agreement” has the meaning assigned to such term in Section 2.09(b).

“Reimbursement Obligation” means the obligation of the Borrower to reimburse the Issuing Bank for amounts drawn under a Letter of Credit.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, and employees of such Person and such Person’s Affiliates.

“Relevant Governmental Body” means the Board or the NYFRB, or a committee officially endorsed or convened by the Board or the NYFRB, or any successor thereto.

“Required Lenders” means, subject to Section 2.12, (a) at any time prior to the earlier of the Loans becoming due and payable pursuant to Article 8 or the Revolving Commitments terminating or expiring, Lenders having Credit Exposures and Unfunded Commitments representing more than 50% of the sum of the Aggregate Credit Exposure and Unfunded Commitments at such time, provided that, solely for purposes of declaring the Loans to be due and payable pursuant to Article 8, the Unfunded Commitment of each Lender shall be deemed to be zero; and (b) for all purposes after the Loans become due and payable pursuant to Article 8 or the Revolving Commitments expire or terminate, Lenders having Credit Exposures representing more than 50% of the Aggregate Credit Exposure at such time; provided that, in the case of clauses (a) and (b) above, (x) the Credit Exposure of any Lender that is the Swingline Lender shall be deemed to exclude any amount of its Swingline Exposure in excess of its Applicable Percentage of all outstanding Swingline Loans, adjusted to give effect to any reallocation under Section 2.12 of the Swingline Exposures of Defaulting Lenders in effect at such time, and the Unfunded Commitment of such Lender shall be determined on the basis of its Credit Exposure excluding such excess amount and (y) for the purpose of determining the Required Lenders needed for any waiver, amendment, modification or consent of or under this Agreement or any other Loan Document, any Lender that is the Borrower or an Affiliate of the Borrower shall be disregarded.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Restricted Payment” means, with respect to any Person, (a) any dividend or other distribution (whether in cash, securities or other property) by such entity with respect to any Equity Interests of such Person, (b) any payment (whether cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interest, and (c) any payment of principal, interest or premium or any purchase, redemption, retirement, acquisition or defeasance with respect to any subordinated debt of such Person.

“Reuters” means, as applicable, Thomson Reuters Corp., Refinitiv, or any successor thereto.

“Revolving Commitment” means, with respect to each Lender, the commitment of such Lender during the Availability Period to make Revolving Loans and to acquire participations in Swingline Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be reduced or increased from time to time pursuant to Section 2.05 or pursuant to assignments by or to such Lender pursuant to Section 10.04. The initial amount of each Lender’s Revolving Commitment is set forth on Schedule 2.01, or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Revolving Commitment, as applicable.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the aggregate outstanding principal amount of such Lender’s Revolving Loans and Swingline Exposure at such time.

“Revolving Loans” means the revolving loans referred to in Section 2.01 and made pursuant to Article 2, other than, for the avoidance of doubt, Swingline Loans.

“Renewable Portfolio Standards” or “RPS” means, with respect to any calendar year, the ratio (expressed as a percentage rounded to the nearest whole) of (i) the amount, measured in net megawatt hours, of Renewable Electrical Energy (as defined by Hawaii Revised Statutes (HRS) §269-91) generated by or at Hawaiian Electric-owned facilities, customer-owned facilities, or facilities owned by one or more third parties, including independent power producers, in contract with Hawaiian Electric, during such calendar year to (ii) the amount, measured in net megawatt hours, of Hawaiian Electric’s aggregate electrical energy sales during such calendar year.

“RPS Applicable Margin Adjustment Amount” means, with respect to any calendar year, (a) negative 0.0375%, if the RPS for such calendar year as set forth in the KPI Metrics Report is greater than or equal to the RPS Target A for such calendar year, (b) 0.00%, if the RPS for such calendar year as set forth in the KPI Metrics Report is greater than or equal to the RPS Threshold A for such calendar year but less than the RPS Target A for such calendar year, and (c) positive 0.0375%, if the RPS for such calendar year as set forth in the KPI Metrics Report is less than the RPS Threshold A for such calendar year.

“RPS Commitment Fee Adjustment Amount” means, with respect to any calendar year, (a) negative 0.0075%, if the RPS for such calendar year as set forth in the KPI Metrics Report is greater than or equal to the RPS Target A for such calendar year, (b) 0.00%, if the RPS for such calendar year as set forth in the KPI Metrics Report is greater than or equal to the RPS Threshold A for such calendar year but less than the RPS Target A for such calendar year, and (c) positive 0.0075%, if the RPS for such calendar year as set forth in the KPI Metrics Report is less than the RPS Threshold A for such calendar year.

“RPS Target A” means, with respect to any calendar year, the RPS Target A for such calendar year as set forth in the Sustainability Table.

“RPS Threshold A” means, with respect to any calendar year, the RPS Threshold A for such calendar year as set forth in the Sustainability Table.

“Sanctioned Country” means, at any time, a country, region or territory which itself is the subject or target of any Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC or the U.S. Department of State, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b), or (d) any Person with which the Borrower is prohibited under Sanctions from dealing or engaging in transactions.

“Sanctions” means, collectively, OFAC Sanctions and U.S. Department of State Sanctions.

“SEC” means the United States Securities and Exchange Commission.

“SEC Reports” means the reports filed by the Borrower with the SEC pursuant to the Securities Exchange Act of 1934, as amended.

“S&P” means Standard & Poor’s Rating Services, a Standard & Poor’s Financial Services LLC business, or its successors.

“Significant Subsidiary” means each of Hawaiian Electric, American Savings Bank, F.S.B., ASB Hawaii, Inc. and any other Subsidiary having 15% or more of the total assets, or 15% or more of the total operating income, of the Borrower and its Subsidiaries on a consolidated basis, in either case as the consolidated total assets and consolidated total operating income of the Borrower and its Subsidiaries are reflected in the most recent annual or quarterly report filed by the Borrower with the SEC.

“SOFR” means, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website on the immediately succeeding Business Day.

“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the NYFRB’s Website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D). Such reserve percentages shall include those imposed pursuant to Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of the Borrower and any subsidiary of a Subsidiary of the Borrower.

“Supported QFC” has the meaning assigned to it in Section 10.18.

“Sustainability Fee Adjustment” means, with respect to any KPI Metrics Report for any calendar year, an amount (whether positive, negative or zero), expressed as a percentage, equal to the sum of (a) the RPS Commitment Fee Adjustment Amount, plus (b) the Cumulative Residential Photovoltaic (CRPV) Capacity Commitment Fee Adjustment Amount, in each case for such calendar year.

“Sustainability Margin Adjustment” with respect to any KPI Metrics Report for any calendar year, an amount (whether positive, negative or zero), expressed as a percentage, equal to the sum of (a) the RPS Applicable Margin Adjustment Amount, plus (b) the Cumulative Residential Photovoltaic (CRPV) Capacity Applicable Margin Adjustment Amount, in each case for such calendar year.

“Sustainability Pricing Adjustment Date” has the meaning specified in Schedule 1.02.

“Sustainability Report” means the annual non-financial disclosure form according to the GRI Standard for Sustainability Reporting publicly reported by the Borrower and published on an Internet or intranet website to which each Lender and the Administrative Agent have been granted access free of charge (or at the expense of the Borrower).

“Sustainability Structuring Agent” means each of JPMCB and Bank of America, N.A., in its capacity as a Sustainability Structuring Agent in connection with the credit facility provided hereunder.

“Sustainability Table” means the Sustainability Table set forth in Schedule 1.02.

“Sustainability Targets” means both the RPS Target A and Cumulative Residential Photovoltaic (CRPV) Capacity Target B, as set forth in the Sustainability Table.

“Sustainability Thresholds” means both the RPS Threshold A and Cumulative Residential Photovoltaic (CRPV) Capacity Threshold B, as set forth in the Sustainability Table.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be the sum of (a) its Applicable Percentage of the aggregate principal amount of all Swingline Loans outstanding at such time (excluding, in the case of any Lender that is a Swingline Lender, Swingline Loans made by it that are outstanding at such time to the extent that the other Lenders shall not have funded their participations in such Swingline Loans), adjusted to give effect to any reallocation under Section 2.12 of the Swingline Exposure of Defaulting Lenders in effect at such time, and (b) in the case of any Lender that is a Swingline Lender, the aggregate principal amount of all Swingline Loans made by such Lender outstanding at such time, less the amount of participations funded by the other Lenders in such Swingline Loans.

“Swingline Lender” means JPMCB, in its capacity as lender of Swingline Loans hereunder.

“Swingline Loan” means a loan made pursuant to Section 2.13.

“Taxes” means any and all current or future taxes, levies, imposts, duties, deductions, fees, assessments, charges or withholdings imposed by any Governmental Authority.

“Term SOFR” means, for the applicable Corresponding Tenor as of the applicable Reference Time, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Term SOFR Notice” means a notification by the Administrative Agent to the Lenders and the Borrower of the occurrence of a Term SOFR Transition Event.

“Term SOFR Transition Event” means the determination by the Administrative Agent that (a) Term SOFR has been recommended for use by the Relevant Governmental Body, (b) the administration of Term SOFR is administratively feasible for the Administrative Agent and (c) a Benchmark Transition Event or an Early Opt-in Election, as applicable, has previously occurred resulting in a Benchmark Replacement in accordance with Section 3.04 that is not Term SOFR.

“Transactions” means (a) the execution, delivery and performance by the Borrower of each Loan Document to which it is a party, (b) the borrowing of the Loans, and (c) the use of the proceeds of the Loans.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate. For the avoidance of doubt, a Loan that bears interest at a rate determined pursuant to clause (c) of the definition of Alternate Base Rate shall, for all purposes of this Agreement, be deemed to be an ABR Loan and not a Eurodollar Loan.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Unfunded Commitment” means, with respect to each Lender, the Revolving Commitment of such Lender less its Credit Exposure.

“U.S. Department of State Sanctions” means economic or financial sanctions or trade embargoes imposed or enforced from time to time by the U.S. government and administered by the U.S. Department of State.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Special Resolution Regime” has the meaning assigned to it in Section 10.18.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means the Borrower and the Administrative Agent.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.02    Terms Generally

The definitions of terms herein (including, without limitation, Schedule 1.02) shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, and (f) any reference herein to any law, rule, regulation or treaty shall, unless otherwise specified, refer to such law, rule, regulation, or treaty as amended, restated, supplemented or otherwise modified from time to time.

Section 1.03    Accounting Terms; GAAP

Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time, provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Unless the context otherwise requires, any reference to a fiscal period shall refer to the relevant fiscal period of the Borrower. Notwithstanding any other provision contained herein, (i) all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (x) without giving effect to any election under Accounting Standards Codification (ASC) Section 825-10-25, Fair Value Option, (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein and (y) without giving effect to any treatment of Indebtedness under ASC Subtopic 470-20, Debt with Conversion and Other Options, or FASB Accounting Standards Update (ASU) No. 2015-03, Interest-Imputation of Interest (Subtopic 835-30), (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof and (ii) Indebtedness included in the financial covenant set forth in Section 7.05 shall exclude any liability to make lease payments for all leases included on a balance sheet of the Borrower by reason of the application of FASB Accounting Standards Update (ASU) No. 2016-02, Leases (Topic 842), as amended.

Section 1.04    Amendment and Restatement of the Existing Credit Agreement

The parties to this Agreement agree that, upon (i) the execution and delivery by each of the parties hereto of this Agreement and (ii) satisfaction of the conditions set forth in Section 5.01, the terms and provisions of the Existing Credit Agreement shall be and hereby are amended, superseded and restated in their entirety by the terms and provisions of this Agreement. This Agreement is not intended to and shall not constitute a novation. All Revolving Loans made and obligations incurred under the Existing Credit Agreement which are outstanding on the Effective Date shall continue as Revolving Loans and obligations under (and, as of the Effective Date, shall be governed by the terms of) this Agreement and the other Loan Documents. Without limiting the foregoing, upon the effectiveness hereof: (a) all references in the “Loan Documents” (as defined in the Existing Credit Agreement) to the “Administrative Agent”, the “Credit Agreement” and the “Loan Documents” shall be deemed to refer to the Administrative Agent, this Agreement and the Loan Documents, (b) the Existing Letters of Credit which remain outstanding on the Effective Date shall continue as Letters of Credit under (and, as of the Effective Date, shall be governed by the terms of) this Agreement, (c) all obligations of the Borrower owing to any Lender or any Affiliate of any Lender under the Existing Credit Agreement which are outstanding on the Effective Date shall continue as obligations under this Agreement and the other Loan Documents, (d) the Administrative Agent shall make such reallocations, sales, assignments or other relevant actions in respect of each Lender’s credit exposure under the Existing Credit Agreement as are necessary in order that each such Lender’s Revolving Credit Exposure and outstanding Revolving Loans hereunder reflect such Lender’s Applicable Percentage of the outstanding aggregate Revolving Exposures on the Effective Date and (e) the Borrower hereby agrees to compensate each Lender for any and all losses, costs and expenses incurred by such Lender in connection with the sale and assignment of any Eurodollar Loans (including the “Eurodollar Loans” under the Existing Credit Agreement) and such reallocation described above, in each case on the terms and in the manner set forth in Section 3.06 hereof.

Section 1.05    Interest Rates; LIBOR Notification

The interest rate on Eurodollar Loans is determined by reference to the LIBO Rate, which is derived from the London interbank offered rate (“LIBOR”). LIBOR is intended to represent the rate at which contributing banks may obtain short-term borrowings from each other in the London interbank market. On March 5, 2021, the U.K. Financial Conduct Authority (the “FCA”) publicly announced that:
(a)immediately after December 31, 2021, publication of the 1-week and 2-month U.S. Dollar LIBOR settings will permanently cease; (b) immediately after June 30, 2023, publication of the overnight and 12- month U.S. Dollar LIBOR settings will permanently cease; and (c) immediately after June 30, 2023, the

1-month, 3-month and 6-month U.S. Dollar LIBOR settings will cease to be provided or, subject to the FCA’s consideration of the case, be provided on a changed methodology (or “synthetic”) basis and no longer be representative of the underlying market and economic reality they are intended to measure and that representativeness will not be restored. There is no assurance that dates announced by the FCA will not change or that the administrator of LIBOR and/or regulators will not take further action that could impact the availability, composition, or characteristics of LIBOR or the currencies and/or tenors for which LIBOR is published. Each party to this agreement should consult its own advisors to stay informed of any such developments. Public and private sector industry initiatives are currently underway to identify new or alternative reference rates to be used in place of LIBOR. Upon the occurrence of a Benchmark Transition Event, a Term SOFR Transition Event or an Early Opt-in Election, Section 3.04(b) and Section 3.04(c) provide the mechanism for determining an alternative rate of interest. The Administrative Agent will promptly notify the Borrower, pursuant to Section 3.04(e), of any change to the reference rate upon which the interest rate on Eurodollar Loans is based. However, the Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to LIBOR or other rates in the definition of “LIBO Rate” or with respect to any alternative or successor rate thereto, or replacement rate thereof (including, without limitation, (i) any such alternative, successor or replacement rate implemented pursuant to Section 3.04(b) or Section 3.04(c), whether upon the occurrence of a Benchmark Transition Event, a Term SOFR Transition Event or an Early Opt-in Election, and (ii) the implementation of any Benchmark Replacement Conforming Changes pursuant to Section 3.04(d)), including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the LIBO Rate or have the same volume or liquidity as did LIBOR prior to its discontinuance or unavailability.

Section 1.06    Letter of Credit Amounts

Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the amount of such Letter of Credit available to be drawn at such time; provided that, with respect to any Letter of Credit that, by its terms or the terms of any Letter of Credit Agreement related thereto, provides for one or more automatic increases in the available amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum amount is available to be drawn at such time.

Section 1.07    Divisions

For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and
(b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Equity Interests at such time.

ARTICLE 2.    THE CREDITS

Section 2.01    Commitments

Prior to the Effective Date, certain loans were previously made to the Borrower under the Existing Credit Agreement which remain outstanding as of the date of this Agreement (such outstanding loans being hereinafter referred to as the “Existing Loans”). Subject to the terms and conditions set forth in this Agreement, the Borrower and each of the Lenders agree that on the Effective Date but subject to the satisfaction of the conditions precedent set forth in Section 5.01 and the reallocation and other transactions described in Section 1.04, the Existing Loans shall, as of the Effective Date, be reevidenced as Revolving Loans under this Agreement and the terms of the Existing Loans shall be restated in their entirety and shall be evidenced by this Agreement. Subject to the terms and conditions set forth herein, each Lender agrees to make Revolving Loans to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result (after giving effect to any application of proceeds of such Borrowing to any Swingline Loans outstanding pursuant to Section 2.06(a)) in (a) such Lender’s Revolving Credit Exposure exceeding such Lender’s Revolving Commitment or (b) the sum of the total Revolving Credit Exposures exceeding the Aggregate Revolving Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans.

Section 2.02    Loans and Borrowings

(a)Each Revolving Loan shall be made as part of a Borrowing consisting of Revolving Loans made by the Lenders ratably in accordance with their respective Revolving Commitments. The failure of any Lender to make any Revolving Loan required to be made by it shall not relieve any other Lender of its obligations hereunder, provided that the Revolving Commitments of the Lenders are several, and no Lender shall be responsible for any other Lender’s failure to make Revolving Loans as required. Any Swingline Loan shall be made in accordance with the procedures set forth in Section 2.13.

(b)Subject to Section 3.04, each Revolving Loan shall be an ABR Loan or a Eurodollar Loan, as the Borrower may request in accordance herewith (including Section 3.02). Each Swingline Loan shall be an ABR Loan. Each Lender at its option may make any Eurodollar Loan (and any ABR Loan, the interest on which is determined pursuant to clause (c) of the definition of Alternate Base Rate) by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan (and in the case of an Affiliate, the provisions of Sections 3.05, 3.06 and 3.07 shall apply to such Affiliate to the same extent as to such Lender), provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement and neither such Lender nor such Affiliate shall be entitled to any amounts payable under Sections 3.05 or 3.07 solely in respect of increased costs or taxes resulting from such exercise and existing at the time of such exercise.

(c)At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $1,000,000. At the time that each ABR Borrowing (other than a Swingline Loan) is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $1,000,000, provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Revolving Commitments. Each Swingline Loan shall be in an amount that is an integral multiple of $500,000 and not less than $1,000,000. Borrowings of more than one Type and Class may be outstanding at the same time, provided that there shall not at any time be more than a total of fifteen Eurodollar Borrowings outstanding.

(d)Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Eurodollar Borrowing if the Interest Period requested with respect thereto would end after the Commitment Termination Date.

Section 2.03    Requests for Borrowings

To request a Borrowing (other than a Swingline Loan, requests for which are governed by Section 2.13), the Borrower shall notify the Administrative Agent of such request either (x) by email from (with such email request being confirmed promptly by delivery of a written Borrowing Request signed by) the President of the Borrower, a Financial Officer or the Hawaiian Electric Cash Manager or (y) by delivery of a written Borrowing Request signed by the President of the Borrower, a Financial Officer or the Hawaiian Electric Cash Manager, (a) in the case of a Eurodollar Borrowing, not later than 3:00 p.m., New York City time, three Business Days before the date of the proposed Borrowing, or (b) in the case of an ABR Borrowing, not later than 2:00 p.m., New York City time on the date of the proposed Borrowing. Each such Borrowing Request shall be irrevocable (except as otherwise provided in Section 3.04). Each such Borrowing Request shall specify the following information in compliance with Section 2.02:

(i)the aggregate amount of the requested Borrowing;

(ii)the date of such Borrowing, which shall be a Business Day;

(iii)whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(iv)in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v)the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.04.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Revolving Loan to be made as part of the requested Borrowing.

Section 2.04    Funding of Borrowings

(a)Each Lender shall make each Revolving Loan to be made by it hereunder on the proposed date thereof solely by wire transfer of immediately available funds by 3:00 p.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. Swingline Loans shall be made as provided in Section 2.13. Subject to Section 5.02, the Administrative Agent will make the proceeds of such Loans available to the Borrower by promptly crediting or otherwise transferring the amounts so received, in like funds, to an account of the Borrower designated by the Borrower in the applicable Borrowing Request.

(b)Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Revolving Loan that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent by 3:00 p.m., New York City time, for a Eurodollar Borrowing or by 4:00 p.m., New York City time, for an ABR Borrowing on the applicable day, then such Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount was made available by the Administrative Agent to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Rate and a rate per annum determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, or
(x)in the case of the Borrower, the interest rate that would be otherwise applicable to such Borrowing. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Revolving Loan included in such Borrowing. Such payment by the Borrower shall be without prejudice to its rights against each Lender who fails to fund its share of any Borrowing.

Section 2.05 Termination, Reduction and Increase of Commitments

(a)Unless previously terminated, the Revolving Commitments and the Letter of Credit Commitments shall terminate on the Commitment Termination Date.

(b)The Borrower may at any time terminate, or from time to time reduce, the Commitments, provided that (i) the Borrower shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.07 and/or any concurrent cash collateralization of the Letter of Credit Exposure, (w) the amount of any Lender’s Revolving Credit Exposure would exceed its Revolving Commitment, (x) the Aggregate Credit Exposure would exceed the Aggregate Revolving Commitments, (y) the total Revolving Credit Exposures of all of the Lenders would exceed the Aggregate Revolving Commitments or (z) the Aggregate Letter of Credit Exposure would exceed the Aggregate Letter of Credit Commitments, and (ii) each such reduction shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000.

(c)The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least two Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided, that a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments hereunder shall be permanent but without prejudice to the rights of the Borrower under paragraph (d) below. Each reduction of the Commitments hereunder shall be made ratably among the Lenders in accordance with their respective Commitments.

(d)Provided that immediately before and after giving effect thereto, no Default shall or would exist and be continuing and the conditions set forth in Section 5.02 have been satisfied or waived, the Borrower may at any time and from time to time, on or before the Commitment Termination Date referred to in clause (a) of the definition thereof, request any one or more of the Lenders to increase (such decision to be within the sole and absolute discretion of such Lender) its Revolving Commitment and Letter of Credit Commitment, and/or any other Eligible Assignee reasonably satisfactory to the Administrative Agent and the Borrower, to provide a new Revolving Commitment and a new Letter of Credit Commitment, by submitting an Increase Request in the form of Exhibit F (an “Increase Request”), duly executed by the Borrower and each such Lender or Eligible Assignee, as the case may be. Thereupon, the Administrative Agent shall execute such Increase Request and deliver a copy thereof to the Borrower and each such Lender or Eligible Assignee, as the case may be.

Upon execution and delivery of such Increase Request, (i) in the case of each such Lender, such Lender’s Revolving Commitment shall be increased to the amount set forth in such Increase Request, (ii) in the case of each such Eligible Assignee, such Eligible Assignee shall become a party hereto and shall for all purposes of the Loan Documents be deemed a “Lender” with a Revolving Commitment in the amount set forth in such Increase Request, and (iii) the Borrower shall contemporaneously therewith execute and deliver to the Administrative Agent a Note or Notes for each such Eligible Assignee providing a new Revolving Commitment and for such existing Lender increasing its Revolving Commitment provided, however, that:

(i)immediately after giving effect thereto, the Aggregate Revolving Commitments shall not have been increased pursuant to this subsection (d) to an amount greater than the sum of (x) $225,000,000 plus (y) the amount of the Revolving Commitment of each Lender that becomes a Defaulting Lender;

(ii)each such increase shall be in an amount not less than $5,000,000 or such amount plus an integral multiple of $1,000,000;

(iii)the Revolving Commitments shall not be increased on more than three occasions;

(iv)the Administrative Agent shall have received documents (including, without limitation, one or more opinions of counsel) consistent with those delivered on the Effective Date as to the corporate power and authority of the Borrower to borrow hereunder after giving effect to such increase;

(v)if Loans shall be outstanding immediately after giving effect to such increase, the Lenders shall, upon the acceptance of the Increase Request by, and at the direction of, the Administrative Agent, make appropriate adjustments among themselves so that the amount of Revolving Credit Exposures from any of the Lenders under this Agreement are allocated among the Lenders according to their Commitment Percentages after giving effect to the increase in the Aggregate Revolving Commitments (it being understood and agreed that any reallocation made pursuant to this clause (v) shall require the Borrower to make payment pursuant to Section 3.06 with respect to any affected Eurodollar Loans); and

(vi)each such Eligible Assignee shall have delivered to the Administrative Agent and the Borrower an Administrative Questionnaire and all forms, if any, that are required to be delivered by such Eligible Assignee pursuant to Section 3.07(e).

Section 2.06 Repayment of Loans; Evidence of Debt

(a)The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan on the Commitment Termination Date and (ii) to the Administrative Agent for the account of the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Commitment Termination Date and the date that is the 21st Business Day after such Swingline Loan is made; provided that on each date that a Revolving Loan is made, the Borrower shall repay all Swingline Loans then outstanding and the proceeds of any such Borrowing shall be applied by the Administrative Agent to repay any Swingline Loans outstanding.

(b)Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c)The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type and Class thereof and, if applicable, the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder, and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d)The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall, to the extent not inconsistent with any entries made in any Note, be prima facie evidence of the existence and amounts of the obligations recorded therein except for clearly demonstrated error; provided, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement; provided, further, that in the event of any inconsistency between the accounts maintained by the Administrative Agent pursuant to paragraph (c) and any Lender’s records, the accounts of the Administrative Agent shall govern.

(e)The Loans of each Lender and interest thereon shall at all times (including after assignment pursuant to Section 10.04) be evidenced by one or more Notes payable to such Lender (or its registered assigns).

Section 2.07    Prepayment of Loans

(a)The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to the requirements of this Section.

(b)In the event of any partial reduction or termination of the Commitments, then at or prior to the date of such reduction or termination, the Administrative Agent shall notify the Borrower and the Lenders of the Aggregate Credit Exposures after giving effect thereto, and if such sum would exceed the Aggregate Revolving Commitments after giving effect to such reduction or termination, then the Borrower shall, on the date of such reduction or termination, prepay Revolving Borrowings, and/or cash collateralize the Letter of Credit Exposure, in an amount sufficient to eliminate such excess.

(c)Mandatory Prepayments.

(i)The Borrower shall immediately prepay the Loans, by an amount equal to the excess, if any, of the aggregate outstanding principal balance of the Loans over the Aggregate Revolving Commitments.

(ii)Simultaneously with each reduction or termination of the Revolving Commitments, (1) in the event that the Aggregate Letter of Credit Commitments shall exceed the Aggregate Revolving Commitments as so reduced or terminated, the Aggregate Letter of Credit Commitments shall be automatically reduced, and/or the Letter of Credit Exposure shall be cash collateralized, by an amount equal to such excess, and (2) the Borrower shall prepay the Loans by an amount equal to the excess, if any, of the aggregate outstanding principal balance of the Loans over the Aggregate Revolving Commitments as so reduced or terminated.

(d)Simultaneously with each prepayment of a Loan, the Borrower shall, if and to the extent required by Section 3.01(d), prepay all accrued interest on the amount prepaid through the date of prepayment.

(e)The Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by either (x) email notice, which may be given by the President of the Borrower, a Financial Officer or the Hawaiian Electric Cash Manager of any prepayment under Section 2.07(a) (with such email notice being confirmed promptly by delivery of a written notice in a form approved by the Administrative Agent signed by the President of the Borrower, a Financial Officer or the Hawaiian Electric Cash Manager) or
(y) written notice in a form approved by the Administrative Agent signed by the President of the Borrower, a Financial Officer or the Hawaiian Electric Cash Manager (i) in the case of prepayment of a Eurodollar Borrowing, not later than 2:00 p.m., New York City time, three Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Borrowing (other than a Swingline Loan), not later than 2:00 p.m., New York City time, on the Business Day of the prepayment or (iii) in the case of prepayment of a Swingline Loan, not later than 1:00 p.m., New York City time, on the Business Day of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided, that if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments contemplated by Section 2.05(c), then such notice of prepayment may also be conditional and may be revoked if such notice of termination is revoked in accordance with Section 2.05(c). Promptly following receipt of any such notice relating to a prepayment of a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing under Section 2.07(a) shall, be in an integral multiple of $1,000,000 and not less than $1,000,000. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest if and to the extent required by Section 3.01.

Section 2.08    Payments Generally; Pro Rata Treatment; Sharing of Setoffs

(a)The Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest or fees, or of amounts payable under Section 3.05, 3.06, 3.07 or 10.03, or otherwise) prior to 3:00 p.m., New York City time, on the date when due, in immediately available funds, without setoff or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its office at 10 South Dearborn Street, Chicago, Illinois, 60603, or such other office as to which the Administrative Agent may notify the other parties hereto, except payments to be made directly to the Issuing Bank or the Swingline Lender as expressly provided herein and except that payments pursuant to Sections 3.03(b) (with respect to the fronting fee and other amounts payable to the Issuing Bank), 3.03(c), 3.05, 3.06, 3.07, 3.08, 10.03 and 10.04 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. In the event the Administrative Agent has not in fact made available to each Lender its share of the applicable payment within one Business Day of the receipt thereof, then the Administrative Agent agrees to pay to the applicable Lender forthwith on demand its share of such payment with interest thereon for each day, from and including the second Business Day after such payment was received by the Administrative Agent but excluding the date of payment by the Administrative Agent, at the greater of the Federal Funds Rate and a rate per annum determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment of accrued interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in Dollars.

(b)If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal of Loans, interest, fees and commissions then due hereunder, such funds shall be applied (i) first, towards payment of interest, fees and commissions then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest, fees and commissions then due to such parties, and (ii) second, towards payment of principal of Loans then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal of Loans then due to such parties.

(c)If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of, or interest on, any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of, and accrued interest on, their respective Loans, provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant. The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d)Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the applicable Credit Parties hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to such Credit Parties the amount due. In such event, if the Borrower has not in fact made such payment, then each such Credit Party severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Credit Party with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate per annum determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e)If any Credit Party shall fail to make any payment required to be made by it pursuant to Section 2.04(b), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Credit Party to satisfy such Credit Party’s obligations under such Section until all such unsatisfied obligations are fully paid.

Section 2.09 Letter of Credit Sub-Facility

(a)Subject to the terms and conditions of this Agreement, the Issuing Bank, in reliance on the agreement of the other Lenders set forth in Section 2.10, may agree, but shall have no obligation, to issue standby or documentary letters of credit (the “Letters of Credit”; each, individually, a “Letter of Credit”) during the Availability Period for the account of the Borrower, provided that immediately after the issuance of each Letter of Credit (i) the Letter of Credit Exposure of each Lender (whether or not the conditions for drawing under any Letter of Credit have or may be satisfied) would not exceed its Letter of Credit Commitment, (ii) the Aggregate Credit Exposure would not exceed the Aggregate Revolving Commitments and (iii) each Lender’s Revolving Credit Exposure would not exceed such Lender’s Commitment. Notwithstanding the foregoing, the letters of credit identified on Schedule 2.09 (the “Existing Letters of Credit”) shall be deemed to be “Letters of Credit” issued on the Effective Date for all purposes of the Loan Documents. Each Letter of Credit issued pursuant to this Section shall have an expiration date which shall be not later than the earlier of (i) twelve months after the date of issuance thereof and (ii) five Business Days before the Commitment Termination Date referred to in clause (a) of the definition thereof, provided that any Letter of Credit with a twelve-month tenor may provide for the periodic and/or successive extensions thereof for additional twelve- month periods not expiring after the date referred to in clause (ii) above. No Letter of Credit shall be issued if the Administrative Agent, or the Required Lenders by notice to the Administrative Agent no later than 1:00 p.m. New York City time one Business Day prior to the requested date of issuance of such Letter of Credit, shall have determined that any condition set forth in Section 5.01 or 5.02 has not been satisfied. The Issuing Bank shall not be under any obligation to issue any Letter of Credit if: (i) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Bank from issuing such Letter of Credit, or any law applicable to the Issuing Bank shall prohibit, or require that the Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Bank is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon the Issuing Bank any unreimbursed loss, cost or expense that was not applicable on the Effective Date and that the Issuing Bank in good faith deems material to it; or (ii) the issuance of such Letter of Credit would violate one or more policies of the Issuing Bank applicable to letters of credit generally.

(b)Each Letter of Credit shall be issued for the account of the Borrower in support of an obligation of the Borrower or a Subsidiary in favor of a beneficiary who has requested the issuance of such Letter of Credit as a condition to a transaction entered into in connection with the Borrower’s or such Subsidiary’s ordinary course of business. The Borrower shall give the Administrative Agent a Letter of Credit Request for the issuance of each Letter of Credit by 2:00 p.m. New York City time, two (2) Business Days prior to the requested date of issuance. If requested by the Issuing Bank, each Letter of Credit Request shall be accompanied by the Issuing Bank’s standard application and agreement for standby letters of credit (each, a “Reimbursement Agreement”) executed by the President of the Borrower or a Financial Officer, and shall specify the beneficiary of such Letter of Credit and the obligations of the Borrower or such Subsidiary in respect of which such Letter of Credit is to be issued, (ii) the Borrower’s proposal as to the conditions under which a drawing may be made under such Letter of Credit and the documentation to be required in respect thereof, (iii) the maximum amount to be available under such Letter of Credit, and (iv) the requested dates of issuance and expiration. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any Reimbursement Agreement, the terms and conditions of this Agreement shall control. Upon receipt of such Letter of Credit Request from the Borrower, the Administrative Agent shall promptly notify the Issuing Bank and each other Lender thereof. Each Letter of Credit shall be in form and substance reasonably satisfactory to the Issuing Bank, with such provisions with respect to the conditions under which a drawing may be made thereunder and the documentation required in respect of such drawing as the Issuing Bank shall reasonably require. Each Letter of Credit shall be used solely for the purposes described therein. The Issuing Bank shall, on the proposed date of issuance and subject to the terms and conditions of the Reimbursement Agreement, if any, and to the other terms and conditions of this Agreement, issue the requested Letter of Credit.

(c)Each payment by the Issuing Bank of a draft drawn under a Letter of Credit shall give rise to an obligation on the part of the Borrower to reimburse the Issuing Bank by 3:00 p.m. New York City time two Business Days after the date of such payment together with interest on the amount of such payment from the date such payment was made by the Issuing Bank; provided that, if the amount of the draft drawn under such Letter of Credit is not less than $1,000,000, the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.13 that such payment be financed with an ABR Loan in an equivalent amount of such draft drawn under such Letter of Credit and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Loan.

Section 2.10 Letter of Credit Participation and Funding Commitments

(a)Each Lender hereby unconditionally, irrevocably and severally (and not jointly) for itself only and without any notice to or the taking of any action by such Lender, takes an undivided participating interest in the obligations of the Issuing Bank under and in connection with each Letter of Credit in an amount equal to such Lender’s Commitment Percentage of the amount of such Letter of Credit. Each Lender shall be liable to the Issuing Bank for its Commitment Percentage of the unreimbursed amount of any draft drawn and honored under each Letter of Credit. Each Lender shall also be liable for an amount equal to the product of its Commitment Percentage and any amounts paid by the Borrower that are subsequently rescinded or avoided, or must otherwise be restored or returned. Such liabilities shall be unconditional and without regard to the occurrence of any Default or Event of Default or the compliance by the Borrower with any of its obligations under the Loan Documents, including after the Commitment Termination Date.

(b)The Issuing Bank will, within the time allowed by applicable law or the specific terms of the Letter of Credit following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly after such examination notify the Administrative Agent, and the Administrative Agent will promptly notify the Borrower and each Lender (which notice shall be promptly confirmed in writing) of the date and the amount of any draft presented under any Letter of Credit with respect to which full reimbursement of payment is not made by the Borrower as provided in Section 2.09(c), and forthwith upon receipt of such notice, such Lender (other than the Issuing Bank in its capacity as a Lender) shall make available to the Administrative Agent for the account of the Issuing Bank its Commitment Percentage of the amount of such unreimbursed draft at the office of the Administrative Agent specified in Section 10.01, in lawful money of the United States and in immediately available funds, before 4:00 p.m., New York City time, on the day such notice was given by the Administrative Agent, if the relevant notice was given by the Administrative Agent at or prior to 1:00 p.m., New York City time, on such day, and before 12:00 noon, New York City time, on the next Business Day, if the relevant notice was given by the Administrative Agent after 1:00 p.m., New York City time, on such day. The Administrative Agent shall distribute the payments made by each Lender (other than the Issuing Bank in its capacity as a Lender) pursuant to the immediately preceding sentence to the Issuing Bank promptly upon receipt thereof in like funds as received. In the event the Administrative Agent has not in fact made available to the Issuing Bank such payment within one Business Day of the receipt thereof, then the Administrative Agent agrees to pay to the Issuing Bank forthwith on demand such payment with interest thereon for each day, from and including the second Business Day after such payment was received by the Administrative Agent but excluding the date of payment by the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. Each Lender shall indemnify and hold harmless the Administrative Agent and the Issuing Bank from and against any and all losses, liabilities (including liabilities for penalties), actions, suits, judgments, demands, costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses of counsel to the Issuing Bank as the issuer of the relevant Letter of Credit) resulting from any failure on the part of such Lender to provide, or from any delay in providing, the Administrative Agent with such Lender’s Commitment Percentage of the amount of any payment made by the Issuing Bank under a Letter of Credit in accordance with this subsection (b) (except in respect of losses, liabilities or other obligations suffered by the Issuing Bank resulting from the gross negligence or willful misconduct of the Issuing Bank). If a Lender does not make available to the Administrative Agent when due such Lender’s Commitment Percentage of any unreimbursed payment made by the Issuing Bank under a Letter of Credit (other than payments made by the Issuing Bank by reason of its gross negligence or willful misconduct), such Lender shall be required to pay interest to the Administrative Agent for the account of the Issuing Bank on such Lender’s Commitment Percentage of such payment at a rate of interest per annum equal to the Federal Funds Rate for the first three days after the due date of such payment until the date such payment is received by the Administrative Agent and the Federal Funds Rate plus 2% thereafter.

(c)Whenever the Administrative Agent is reimbursed by the Borrower, for the account of the Issuing Bank, for any payment under a Letter of Credit and such payment relates to an amount previously paid by a Lender in respect of its Commitment Percentage of the amount of such payment under such Letter of Credit, the Administrative Agent (or the Issuing Bank, to the extent that the Administrative Agent has paid the same to the Issuing Bank) will pay over such payment to such Lender before 4:00 p.m., New York City time, on the day such payment from the Borrower is received, if such payment is received at or prior to 2:00 p.m., New York City time, on such day, or before 12:00 noon, New York City time, on the next succeeding Business Day, if such payment from the Borrower is received after 2:00 p.m., New York City time, on such day.

Section 2.11    Absolute Obligation With Respect to Letter of Credit Payments; Cash Collateral; Replacement of Issuing Bank

(a)The Borrower’s obligation to reimburse the Administrative Agent for the account of the Issuing Bank in respect of a Letter of Credit for each payment under or in respect of such Letter of Credit shall be absolute and unconditional under any and all circumstances and irrespective of any set-off, counterclaim or defense to payment which the Borrower may have or have had against the beneficiary of such Letter of Credit, the Administrative Agent, the Issuing Bank, as issuer of such Letter of Credit, any Lender or any other Person, including, without limitation, (i) any defense based on the failure of any drawing to conform to the terms of such Letter of Credit, (ii) any drawing document proving to be forged, fraudulent or invalid in any respect, (iii) the legality, validity, regularity or enforceability of such Letter of Credit or this Agreement, (iv) any payment by the Issuing Bank under a Letter of Credit against presentment of a draft or other document that does not comply with the terms of such Letter of Credit or (v) any other event or circumstance that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder; provided, that, with respect to any Letter of Credit, the foregoing shall not relieve the Issuing Bank of any liability it may have to the Borrower for any actual damages sustained by the Borrower arising from a wrongful payment under such Letter of Credit made as a result of the Issuing Bank’s gross negligence or willful misconduct.

(b)If any Event of Default shall occur and be continuing, the Borrower shall within one Business Day from the time it receives a demand therefor from the Administrative Agent pursuant to Article 8, deposit in an account with the Administrative Agent, for the benefit of the Lenders, an amount in cash equal to one hundred percent (100%) of the Aggregate Letter of Credit Exposure as of such date. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the Reimbursement Obligations. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. The Administrative Agent shall invest such deposits in Permitted Investments and interest or profits on such investments shall accumulate in such account. The moneys in such account shall (i) automatically be applied by the Administrative Agent to reimburse the Issuing Bank for Reimbursement Obligations, and (ii) be held for the satisfaction of the Reimbursement Obligations of the Borrower.

(c)(A) The Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank, it being understood and agreed that such parties shall not unreasonably delay or withhold their consent to any such agreement. The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 3.03(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit or extend or otherwise amend any existing Letter of Credit.

(B) Subject to the appointment and acceptance of a successor Issuing Bank, the Issuing Bank may resign as the Issuing Bank at any time upon thirty days’ prior written notice to the Administrative Agent, the Borrower and the Lenders, in which case, the resigning Issuing Bank shall be replaced in accordance with Section 2.11(c)(A) above.

Section 2.12 Defaulting Lenders

Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 3.03(a);

(b)any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Bank or the Swingline Lender hereunder; third, to cash collateralize Letter of Credit Exposure with respect to such Defaulting Lender in accordance with this Section; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) cash collateralize future Letter of Credit Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with this Section; sixth, to the payment of any amounts owing to the Lenders, the Issuing Bank or the Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Bank or the Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement or under any other Loan Document; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement or under any other Loan Document; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or disbursements in respect of a Letter of Credits in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and disbursements in respect of a Letter of Credit owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or disbursements in respect of a Letter of Credit owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in the Borrower’s obligations corresponding to such Defaulting Lender’s Letter of Credit Exposure and Swingline Loans are held by the Lenders pro rata in accordance with the Revolving Commitments without giving effect to clause (d) below. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto;

(c)the Commitments and Credit Exposure of such Defaulting Lender shall not be included in determining whether all Lenders or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, modification or waiver pursuant to Section 10.02); provided that, except as otherwise provided in Section 10.02, (i) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender which affects such Defaulting Lender differently than other affected Lenders shall require the consent of such Defaulting Lender and (ii) any amendment or modification that increases, or extends the maturity of, such Defaulting Lender’s Commitment or reduces the principal amount of, or rate of interest on, any Loan made by such Defaulting Lender, shall require the consent of such Defaulting Lender;

(d)if any Swingline Exposure or Letter of Credit Exposure exists at the time a Lender becomes a Defaulting Lender then:

(i)all or any part of such Swingline Exposure and such Letter of Credit Exposure (other than, in the case of a Defaulting Lender that is the Swingline Lender, the portion of such Swingline Exposure referred to in clause (b) in the definition of such term) shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent (x) the sum of all non-Defaulting Lenders’ Credit Exposures plus such Defaulting Lender’s Swingline Exposure and Letter of Credit Exposure does not exceed the total of all non-Defaulting Lenders’ Commitments and (y) the conditions set forth in Section 5.02 are satisfied at such time;

(ii)if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within two (2) Business Days following notice by the Administrative Agent (x) first, prepay such Defaulting Lender’s Swingline Exposure and (y) second, cash collateralize such Defaulting Lender’s Letter of Credit Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.11(b) for so long as such Letter of Credit Exposure is outstanding;

(iii)if the Borrower cash collateralizes any portion of such Defaulting Lender’s Letter of Credit Exposure pursuant to this Section 2.12(c), the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 3.03(b) with respect to such Defaulting Lender’s Letter of Credit Exposure during the period such Defaulting Lender’s Letter of Credit Exposure is cash collateralized;

(iv)if the Letter of Credit Exposure of the non-Defaulting Lenders is reallocated pursuant to this Section 2.12(c), then the fees payable to the Lenders pursuant to Sections 3.03(a) and 3.03(b) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages; or

(v)if any Defaulting Lender’s Letter of Credit Exposure is neither cash collateralized nor reallocated pursuant to this Section 2.12(c), then, without prejudice to any rights or remedies of the Issuing Bank or any Lender hereunder, all letter of credit fees payable under Section 3.03(b) with respect to such Defaulting Lender’s Letter of Credit Exposure shall be payable to the Issuing Bank until such Letter of Credit Exposure is cash collateralized and/or reallocated; and

(e)if and so long as any Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.12(d), and participating interests in any such newly made Swingline Loan or newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.12(d)(i) (and Defaulting Lenders shall not participate therein).

In the event that the Administrative Agent, the Borrower, the Swingline Lender and the Issuing Bank each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and Letter of Credit Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitments and on such date such Lender shall purchase at par such of the Revolving Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Revolving Loans in accordance with its Applicable Percentage, and all cash collateral and accrued interest thereon held by the Administrative Agent or the Issuing Bank shall be returned to the Borrower forthwith.

Section 2.13 Swingline Loans.

(a)Subject to the terms and conditions set forth herein, the Swingline Lender may in its sole discretion make Swingline Loans in Dollars to the Borrower from time to time during the Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $17,500,000, the Swingline Lender’s Revolving Credit Exposure exceeding its Commitment or (iii) the sum of the total Revolving Credit Exposures exceeding the Aggregate Revolving Commitments; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans.

(b)To request a Swingline Loan, the Borrower shall notify the Administrative Agent of such request either (x) by email from (with such email request being confirmed promptly by delivery of a written Borrowing Request signed by) the President of the Borrower, a Financial Officer or the Hawaiian Electric Cash Manager or (y) by delivery of a written Borrowing Request signed by the President of the Borrower, a Financial Officer or the Hawaiian Electric Cash Manager, not later than 1:00 p.m., New York City time, on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Borrower. The Swingline Lender shall make each Swingline Loan available to the Borrower by means of a credit to an account of the Borrower with the Administrative Agent designated for such purpose (or, in the case of a Swingline Loan made to finance the reimbursement of a disbursement in respect of a Letter of Credit as provided in Section 2.09(c), by remittance to the Issuing Bank) by 3:00 p.m., New York City time, on the requested date of such Swingline Loan.

(c)The Swingline Lender may by written notice given to the Administrative Agent require the Lenders to acquire participations in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Lender, specifying in such notice such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Lender hereby absolutely and unconditionally agrees, promptly upon receipt of such notice from the Administrative Agent (and in any event, if such notice is received by 12:00 noon, New York City time, on a Business Day, no later than 5:00 p.m., New York City time, on such Business Day and if received after 12:00 noon, New York City time, on a Business Day, no later than 10:00 a.m., New York City time, on the immediately succeeding Business Day), to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.04 with respect to Loans made by such Lender (and Section 2.04 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Lenders. The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.

(d)The Swingline Lender may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Swingline Lender and the successor Swingline Lender. The Administrative Agent shall notify the Lenders of any such replacement of the Swingline Lender. At the time any such replacement shall become effective, the Borrower shall pay all unpaid interest accrued for the account of the replaced Swingline Lender pursuant to Section 3.01(a). From and after the effective date of any such replacement, (i) the successor Swingline Lender shall have all the rights and obligations of the replaced Swingline Lender under this Agreement with respect to Swingline Loans made thereafter and (ii) references herein to the term “Swingline Lender” shall be deemed to refer to such successor or to any previous Swingline Lender, or to such successor and all previous Swingline Lenders, as the context shall require. After the replacement of a Swingline Lender hereunder, the replaced Swingline Lender shall remain a party hereto and shall continue to have all the rights and obligations of a Swingline Lender under this Agreement with respect to Swingline Loans made by it prior to its replacement, but shall not be required to make additional Swingline Loans.

(e)Subject to the appointment and acceptance of a successor Swingline Lender, the Swingline Lender may resign as a Swingline Lender at any time upon thirty (30) days’ prior written notice to the Administrative Agent, the Borrower and the Lenders, in which case, such Swingline Lender shall be replaced in accordance with Section 2.13(d) above.

Section 2.14 Extension of Commitment Termination Date.

(a)Requests for Extension. The Borrower may, by notice to the Administrative Agent (who shall promptly notify the Lenders) not earlier than 90 days and not later than 30 days prior to each anniversary of the date of this Agreement (each such anniversary date, an “Extension Date”), request that each Lender extend such Lender’s Commitment Termination Date to the date that is one year after the Commitment Termination Date then in effect for such Lender (the “Existing Commitment Termination Date”).

(b)Lender Elections to Extend. Each Lender, acting in its sole and individual discretion, shall, by notice to the Administrative Agent given not later than the date that is 15 days after the date on which the Administrative Agent received the Borrower’s extension request (the “Lender Notice Date”), advise the Administrative Agent whether or not such Lender agrees to such extension (each Lender that determines to so extend its Commitment Termination Date, an “Extending Lender”). Each Lender that determines not to so extend its Commitment Termination Date (a “Non-Extending Lender”) shall notify the Administrative Agent of such fact promptly after such determination (but in any event no later than the Lender Notice Date), and any Lender that does not so advise the Administrative Agent on or before the Lender Notice Date shall be deemed to be a Non-Extending Lender. The election of any Lender to agree to such extension shall not obligate any other Lender to so agree, and it is understood and agreed that no Lender shall have any obligation whatsoever to agree to any request made by the Borrower for extension of the Commitment Termination Date.

(c)Notification by Administrative Agent. The Administrative Agent shall notify the Borrower of each Lender’s determination under this Section no later than the date that is 15 days prior to the applicable Extension Date (or, if such date is not a Business Day, on the next preceding Business Day).

(d)Additional Commitment Lenders. The Borrower shall have the right, but shall not be obligated, on or before the applicable Commitment Termination Date for any Non- Extending Lender to replace such Non-Extending Lender with, and add as “Lenders” under this Agreement in place thereof, one or more financial institutions that each qualify as an Eligible Assignee (each, an “Additional Commitment Lender”) approved by the Administrative Agent in accordance with the procedures provided in Section 3.08(b), each of which Additional Commitment Lenders shall have entered into an Assignment and Acceptance (in accordance with and subject to the restrictions contained in Section 10.04, with the Borrower or replacement Lender obligated to pay any applicable processing or recordation fee) with such Non-Extending Lender, pursuant to which such Additional Commitment Lenders shall, effective on or before the applicable Commitment Termination Date for such Non-Extending Lender, assume a Commitment (and, if any such Additional Commitment Lender is already a Lender, its Commitment shall be in addition to such Lender’s Commitment hereunder on such date). The Administrative Agent may effect such amendments to this Agreement as are reasonably necessary to provide for any such extensions with the consent of the Borrower but without the consent of any other Lenders.

(e)Minimum Extension Requirement. If (and only if) the total of the Commitments of the Lenders that have agreed to extend their Commitment Termination Date and the new or increased Commitments of any Additional Commitment Lenders is more than 50% of the aggregate amount of the Commitments in effect immediately prior to the applicable Extension Date, then, effective as of the applicable Extension Date, the Commitment Termination Date of each Extending Lender and of each Additional Commitment Lender shall be extended to the date that is one year after the Existing Commitment Termination Date (except that, if such date is not a Business Day, such Commitment Termination Date as so extended shall be the next preceding Business Day) and each Additional Commitment Lender shall thereupon become a “Lender” for all purposes of this Agreement and shall be bound by the provisions of this Agreement as a Lender hereunder and shall have the obligations of a Lender hereunder.

(f)Conditions to Effectiveness of Extension. Notwithstanding the foregoing, (x) no more than two (2) extensions of the Commitment Termination Date shall be permitted hereunder and (y) any extension of any Commitment Termination Date pursuant to this Section 2.14 shall not be effective with respect to any Extending Lender unless:

(i)no Default shall have occurred and be continuing on the applicable Extension Date and immediately after giving effect thereto;

(ii)the representations and warranties of the Borrower set forth in Article 4 of this Agreement are true and correct in all material respects on and as of the applicable Extension Date and after giving effect thereto, except to the extent such representations and warranties relate to any earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date; and

(iii)the Administrative Agent shall have received a certificate from the Borrower signed by a Financial Officer of the Borrower (A) certifying the accuracy of the foregoing clauses (i) and (ii) and (B) certifying and attaching the resolutions adopted by the Borrower approving or consenting to such extension.

(g)Commitment Termination Date for Non-Extending Lenders. On the Commitment Termination Date of each Non-Extending Lender, (i) the Commitment of each Non- Extending Lender shall automatically terminate and (ii) the Borrower shall repay such Non- Extending Lender in accordance with Section 2.06 (and shall pay to such Non-Extending Lender all of the other obligations owing to it under this Agreement) and after giving effect thereto shall prepay any Revolving Loans outstanding on such date (and pay any additional amounts required pursuant to Section 3.06) to the extent necessary to keep outstanding Revolving Loans ratable with any revised Applicable Percentages of the respective Lenders effective as of such date, and the Administrative Agent shall administer any necessary reallocation of the Revolving Credit Exposures (without regard to any minimum borrowing, pro rata borrowing and/or pro rata payment requirements contained elsewhere in this Agreement).

(h)Conflicting Provisions. This Section shall supersede any provisions in Section or Section 10.02 to the contrary.

ARTICLE 3.    INTEREST, FEES, YIELD PROTECTION, ETC.

Section 3.01    Interest

(a)ABR Loans (including each Swingline Loan) and unpaid Reimbursement Obligations shall bear interest at the Alternate Base Rate plus the Applicable Margin.

(b)Eurodollar Borrowings shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin.

(c)Notwithstanding the foregoing, if any principal of and interest on any Loan or Reimbursement Obligation or any fee or other amount payable by the Borrower hereunder is not paid when due and after the expiration of any applicable grace period, then all such amounts shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of principal of any Loan or Reimbursement Obligation, 2% plus the rate otherwise applicable to such Loan or Reimbursement Obligation as provided in the preceding paragraphs of this Section, or (ii) in the case of any other amount, 2% plus the Alternate Base Rate.

(d)Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan, provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment (other than a prepayment of an ABR Loan before the end of the Availability Period), and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e)All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day) in the period in question. The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent in accordance with the provisions of this Agreement, and such determination shall be conclusive absent clearly demonstrable error.

Section 3.02    Interest Elections

(a)Any Borrowing on the Effective Date shall be of ABR Loans. Thereafter, each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably (subject to the provisions of Section 2.12) among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Borrowings, which may not be converted or continued.

(b)To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election either (x) by email from (with such email request being confirmed promptly by delivery of a written Interest Election Request signed by) the President of the Borrower, a Financial Officer or the Hawaiian Electric Cash Manager or (y) by delivery of a written Interest Election Request signed by the President of the Borrower, a Financial Officer or the Hawaiian Electric Cash Manager, by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such Interest Election Request shall be irrevocable, except as otherwise provided in Section 3.04.

(c)Each Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) of this paragraph shall be specified for each resulting Borrowing);

(ii)the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv)if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d)Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)If the Borrower fails to deliver a timely Interest Election Request prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period, such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing, (i) no outstanding Borrowing may be converted to or continued beyond the current Interest Period as a Eurodollar Borrowing, and unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

Section 3.03    Fees

(a)The Borrower agrees to pay to the Administrative Agent for the account of each Lender, a commitment fee, which shall accrue at a rate per annum equal to the Applicable Margin on the average daily amount of the unused Revolving Commitment of such Lender during the period from and including the date on which this Agreement shall have become effective in accordance with Section 10.06 to but excluding the date on which such Revolving Commitment terminates (the “Commitment Fee”). For purposes of calculating the Commitment Fee, Swingline Exposure shall not be considered usage of the Revolving Commitment of any Lender. Accrued Commitment Fees shall be payable in arrears on the first Business Day of January, April, July and October of each year and on the Commitment Termination Date, commencing on the first such date to occur after the date hereof.

(b)The Borrower agrees to pay to the Administrative Agent for the account of each Lender a fee (the “Letter of Credit Fee”) with respect to each Letter of Credit, payable quarterly in arrears during the period from and including the date of issuance thereof to and including the expiration or cancellation date thereof (a) on the first Business Day of each January, April, July and October of each year, (b) upon such expiration or cancellation date and (c) on the Commitment Termination Date, at a rate per annum equal to the Applicable Margin on Eurodollar Borrowings on the average daily amount of the Letter of Credit Exposure (excluding any portion thereof attributable to unreimbursed Reimbursement Obligations). The Borrower also agrees to pay to the Issuing Bank for its own account a fronting fee, which shall accrue at the rate of 0.125% per annum on the average daily amount of the Letter of Credit Exposure (excluding any portion thereof attributable to unreimbursed Reimbursement Obligations) attributable to Letters of

Credit issued by the Issuing Bank during the period from and including the Effective Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any Letter of Credit Exposure, payable quarterly in arrears on the first Business Day of January, April, July and October of each year, as well as the Issuing Bank’s standard fees and commissions with respect to the issuance, amendment, cancellation, negotiation, transfer, presentment or extension of any Letter of Credit or processing of drawings thereunder. The Letter of Credit Fee and the fronting fees described above shall be calculated for the actual number of days elapsed (including the first day but excluding the last day) during the period in question on the basis of a year of 365 or 366 days, as applicable.

(c)The Borrower agrees to pay to the Administrative Agent, for its own account, fees and other amounts payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

(d)All Commitment Fees shall be computed on the basis of a year of 365 or 366 days, as applicable, and shall be payable for the actual number of days elapsed (including the first day but excluding the last day) during the period in question

(e)All fees and other amounts payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, in the case of Commitment Fees, to the Lenders. Fees and other amounts paid shall not be refundable under any circumstances other than clearly demonstrable error.

Section 3.04 Alternate Rate of Interest

(a)Subject to clauses (b), (c), (d), (e), (f) and (g) of this Section 3.04, if prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(i)the Administrative Agent determines (which determination shall be conclusive and binding absent clearly demonstrable error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable (including because the LIBOR Screen Rate is not available or published on a current basis), for such Interest Period; provided that no Benchmark Transition Event shall have occurred at such time; or

(ii)the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or facsimile transmission as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective, and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing. Notwithstanding the foregoing, if the Borrower shall have submitted a Borrowing Request with respect to a Eurodollar Borrowing and the Administrative Agent shall have notified the Borrower in accordance with the preceding sentence that such Borrowing will be made as an ABR Borrowing, the Borrower shall have the right, prior to the time by which it would have had to submit a Borrowing Request for an ABR Borrowing to be made on the same date, to withdraw such Borrowing Request.

(b)Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) or (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (3) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m., New York City time, on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.

(c)Notwithstanding anything to the contrary herein or in any other Loan Document and subject to the proviso below in this paragraph, if a Term SOFR Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then the applicable Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder or under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document; provided that, this clause (c) shall not be effective unless the Administrative Agent has delivered to the Lenders and the Borrower a Term SOFR Notice. For the avoidance of doubt, the Administrative Agent shall not be required to deliver a Term SOFR Notice after a Term SOFR Transition Event and may do so in its sole discretion.

(d)In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(e)The Administrative Agent will promptly notify the Borrower and the Lenders of any occurrence of a Benchmark Transition Event, a Term SOFR Transition Event or an Early Opt-in Election, as applicable, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (f) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 3.04, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 3.04.

(f)Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR or the LIBO Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(g)Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a Eurodollar Borrowing of, conversion to or continuation of Eurodollar Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to ABR Loans. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Alternate Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of Alternate Base Rate.

Section 3.05    Increased Costs; Illegality

(a)If any Change in Law shall:

(i)impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Credit Party (except any such reserve requirement reflected in the Adjusted LIBO Rate);

(ii)impose on any Credit Party or the London interbank market any other condition affecting this Agreement, any Eurodollar Loans made by such Credit Party or any participation therein; or

(iii)subject the Administrative Agent or any Credit Party to any Taxes (other than (A) Indemnified Taxes and (B) Excluded Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to the Administrative Agent or such Credit Party of making, continuing, converting or maintaining any Loan hereunder (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by the Administrative Agent or such Credit Party hereunder (whether of principal, interest or otherwise), then the Borrower will, upon request by the Administrative Agent or such Credit Party, pay to the Administrative

Agent or such Credit Party such additional amount or amounts as will compensate the Administrative Agent or such Credit Party for such additional costs incurred or reduction suffered.

(b)If any Credit Party determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Credit Party’s capital or on the capital of such Credit Party’s holding company, if any, as a consequence of this Agreement or the Loans made by such Credit Party to a level below that which such Credit Party or such Credit Party’s holding company could have achieved but for such Change in Law (taking into consideration such Credit Party’s policies and the policies of such Credit Party’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Credit Party such additional amount or amounts as will compensate such Credit Party or such Credit Party’s holding company for any such reduction suffered.

(c)A certificate of a Credit Party setting forth the amount or amounts necessary to compensate such Credit Party or its holding company, as applicable, as specified in paragraph (a) or (b) of this Section including reasonably detailed supporting information shall be delivered to the Borrower and shall be binding on the Borrower absent clearly demonstrable error, it being understood that the Borrower’s obligations payable to any Credit Party pursuant to this clause (c) will be reasonably determined by such Credit Party (which determination shall be made in good faith (and not on an arbitrary or capricious basis) and consistent with similarly situated customers of such Credit Party under agreements having provisions similar to this Section 3.05 after consideration of such factors as such Credit Party then reasonably determines to be relevant). The Borrower shall pay such Credit Party the amount shown as due on any such certificate within 30 days after receipt thereof unless the Borrower is asserting in good faith that there is clearly demonstrable error in such certificate.

(d)Failure or delay on the part of any Credit Party to demand compensation pursuant to this Section shall not constitute a waiver of such Credit Party’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Credit Party pursuant to this Section for any increased costs or reductions incurred more than 90 days prior to the date that such Credit Party notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Credit Party’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 90 day period referred to above shall be extended to include the period of retroactive effect thereof but not to exceed a period of 365 days.

(e)Notwithstanding any other provision of this Agreement, if, after the date of this Agreement, any Change in Law shall make it unlawful for any Lender to make or maintain any Eurodollar Loan or to give effect to its obligations as contemplated hereby with respect to any Eurodollar Loan, then, by written notice to the Borrower and to the Administrative Agent:

(i)such Lender may declare that Eurodollar Loans will not thereafter (for the duration of such unlawfulness) be made by such Lender hereunder (or be continued for additional Interest Periods and ABR Loans will not thereafter (for such duration) be converted into Eurodollar Loans), whereupon any request for a Eurodollar Borrowing or to convert an ABR Borrowing to a Eurodollar Borrowing or to continue a Eurodollar Borrowing, as applicable, for an additional Interest Period shall, as to such Lender only, be deemed a request for an ABR Loan (or a request to continue an ABR Loan as such for an additional Interest Period or to convert a Eurodollar Loan into an ABR Loan, as applicable), unless such declaration shall be subsequently withdrawn; and

(ii)such Lender may require that all outstanding Eurodollar Loans made by it be converted to ABR Loans, in which event all such Eurodollar Loans shall be automatically converted to ABR Loans, as of the effective date of such notice as provided in the last sentence of this paragraph.

In the event any Lender shall exercise its rights under (i) or (ii) of this paragraph, all payments and prepayments of principal that would otherwise have been applied to repay the Eurodollar Loans that would have been made by such Lender or the converted Eurodollar Loans of such Lender shall instead be applied to repay the ABR Loans made by such Lender in lieu of, or resulting from the conversion of, such Eurodollar Loans, as applicable. For purposes of this paragraph, a notice to the Borrower by any Lender shall be effective as to each Eurodollar Loan made by such Lender, if lawful, on the last day of the Interest Period currently applicable to such Eurodollar Loan; in all other cases such notice shall be effective on the date of receipt by the Borrower.

Section 3.06    Break Funding Payments

In the event of (a) the payment or prepayment (voluntary or otherwise) of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, or (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount reasonably determined by such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate that such Lender would bid were it to bid, at the commencement of such period, for Dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be binding on the Borrower absent clearly demonstrable error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 15 days after receipt thereof unless there is clearly demonstrable error in any such certificate.

Section 3.07    Taxes

(a)Except as required by applicable law, any and all payments by or on account of any obligation of the Borrower hereunder and under any other Loan Document shall be made free and clear of and without deduction for any Taxes, provided that, if the Withholding Agent is required by applicable law (as determined in the good faith discretion of the applicable Withholding Agent) to deduct or withhold any Taxes from such payments, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Credit Party receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)In addition (but without duplication) the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)The Borrower shall indemnify each Credit Party, within 30 days after written demand therefor, for the full amount of any Indemnified Taxes paid by such Credit Party on or with respect to any payment by or on account of any obligation of the Borrower under the Loan Documents (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) and, unless caused by the gross negligence or willful misconduct of such Credit Party, any penalties, interest and reasonable out-of-pocket expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Credit Party, or by the Administrative Agent on its own behalf or on behalf of a Credit Party, including, if available, reasonably detailed supporting information, shall be delivered to and be binding on the Borrower absent clearly demonstrable error. If any Credit Party receives a refund in respect of any Indemnified Taxes for which such Credit Party has received payment from the Borrower hereunder, it shall promptly notify the Borrower of such refund and shall promptly upon receipt repay such refund to the Borrower, net of all out-of-pocket expenses of such Credit Party and without interest (other than interest paid by the relevant Governmental Authority, if applicable); provided that the Borrower, upon the request of such Credit Party, agrees to return such refund (plus penalties, interest or other charges) to such Credit Party in the event such Credit Party is required to repay such refund. Nothing contained in this Section shall prohibit the Borrower from contesting or seeking a refund of any Indemnified Taxes after payment thereof has been made in accordance with this Section and each Credit Party shall take such steps as the Borrower shall reasonably request to assist the Borrower in contesting or seeking a refund of any Indemnified Taxes. Notwithstanding anything to the contrary in this paragraph (c), in no event will any Credit Party be required to pay any amount to the Borrower pursuant to this paragraph (c) the payment of which would place such Credit Party in a less favorable net after-Tax position than such Credit Party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section shall not be construed to require any Credit Party to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to either the Borrower or any other Person.

(d)As soon as practicable after any payment of Indemnified Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)Each Credit Party shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Credit Party (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Credit Party’s failure to comply with the provisions of Section 10.04(g) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Credit Party, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Credit Party by the Administrative Agent shall be conclusive absent manifest error. Each Credit Party hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Credit Party under any Loan Document or otherwise payable by the Administrative Agent to the Credit Party from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f)(i) Any Credit Party that is entitled to an exemption from or reduction of withholding tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Credit Party, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Credit Party is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.07(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Credit Party’s reasonable judgment such completion, execution or submission would subject such Credit Party to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Credit Party.

(ii)    Without limiting the generality of the foregoing,

(A)any Credit Party that is a “United States” Person under the Code shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Credit Party becomes a Credit Party under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), an executed copy of IRS Form W-9 certifying that such Credit Party is exempt from U.S. federal backup withholding tax;

(B)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Credit Party under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1)in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, an executed copy of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W- 8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)an executed copy of IRS Form W-8ECI;

(3)in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially to the effect that such Foreign Lender is not a “bank” within the meaning of

Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) an executed IRS Form W-8BEN or IRS Form W-8BEN-E; or

(4)to the extent a Foreign Lender is not the beneficial owner, an executed copy of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner;

(C)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Credit Party under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)if a payment made to a Credit Party under any Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Credit Party were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Credit Party shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Credit Party has complied with such Credit Party’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Credit Party agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(g)    For purposes of this Section 3.07, the terms “Lender” and “Credit Party” both include the Issuing Bank.

Section 3.08    Mitigation Obligations; Replacement of Lenders

(a)If any Lender requests compensation under Section 3.05, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.07, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans (or any participation therein) hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.05 or 3.07, as applicable, in the future, and would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)If any Lender requests compensation under Section 3.05, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.07, or if any Lender becomes a Defaulting Lender, or if any Lender has failed to consent to a proposed amendment, waiver, discharge or termination that under Section 10.02 requires the consent of all the Lenders and with respect to which the Required Lenders shall have granted their consent, then the Borrower may, at its sole expense and effort, upon notice to such Lender, the Issuing Bank, the Swingline Lender and the Administrative Agent, require such Lender to assign, and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.04), all its interests, rights and obligations under this Agreement and each other Loan Document to an Eligible Assignee that shall assume such obligations; provided that (i) the Borrower shall have received the prior written consents of the Issuing Bank, the Swingline Lender and the Administrative Agent, which consents shall not unreasonably be delayed or withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (iii) in the case of any such assignment resulting from a claim for compensation under Section 3.05 or payments required to be made pursuant to Section 3.07, such assignment will result in a reduction in such compensation or payments and (iv) in the case of any such assignment resulting from the failure to provide a consent, the assignee shall have given such consent and, as a result of such assignment and any contemporaneous assignments and consents, the applicable amendment, waiver, discharge or termination can be effected. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Each party hereto agrees that (i) an assignment required pursuant to this paragraph may be effected pursuant to an Assignment and Acceptance executed by the Borrower, the Administrative Agent and the assignee (or, to the extent applicable, an agreement incorporating an Assignment and Acceptance by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and such parties are participants), and (ii) the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to and be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender, provided that any such documents shall be without recourse to or warranty by the parties thereto.

ARTICLE 4.    REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Credit Parties that:

Section 4.01    Organization; Powers

The Borrower and each of its Significant Subsidiaries (other than American Savings Bank, F.S.B.) is duly and validly organized and existing in good standing under the laws of its jurisdiction of organization, formation or charter (it being understood that Hawaiian Electric was originally organized under the laws of the Kingdom of Hawaii, Hawaii Electric Light Company, Inc. was originally organized under the laws of the Republic of Hawaii and Maui Electric Company, Limited was originally organized under the laws of the Territory of Hawaii) and is in good standing and duly licensed or qualified to transact business in each other jurisdiction where failure to so qualify would have a Material Adverse Effect. American Savings Bank, F.S.B. is chartered under the laws of the United States of America to transact the business of a federal savings bank and its charter is in full force and effect. The Borrower has full power to execute, deliver and perform this Agreement and the Notes and to borrow hereunder. The Borrower’s execution and performance of this Agreement and the Notes, and each borrowing hereunder have been duly authorized by all necessary corporate action and do not and, as of the time of each borrowing will not, violate any provision of law or of its articles of incorporation or bylaws, or result in the breach of or constitute a default under or require any consent under any indenture or other material agreement or material instrument to which the Borrower is a party or by which the Borrower or its property is bound or affected.

Section 4.02    Authorization; Enforceability

Each Loan Document has been (or, at the time executed by the Borrower, will have been) duly executed and delivered by the Borrower and constitutes (or at such time will constitute) a legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 4.03    Governmental Approvals; No Conflicts

All consents or approvals of any state or federal agency or authority, if any, required in order to permit the Borrower to enter into this Agreement and to borrow hereunder, have been obtained and remain in full force and effect and the Transactions (a) do not require any other consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of the Borrower or any of its Significant Subsidiaries or any applicable order, rule or regulation of any Governmental Authority, (c) will not violate or result in a default under any indenture, material agreement or other material instrument binding upon the Borrower or any of its Significant Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by the Borrower or any of its Significant Subsidiaries, and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Significant Subsidiaries.

Section 4.04    Financial Condition; No Material Adverse Effect

(a)The Current SEC Reports include (in clause (a) of the definition thereof) the consolidated balance sheets of the Borrower and its Subsidiaries as of the last day of the fiscal year ended December 31, 2020, and the related consolidated statements of income, retained earnings and cash flows (or changes in financial position, as the case may be) for such fiscal year, which consolidated financial statements for fiscal year ended December 31, 2020 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm. Such financial statements present fairly, in all material respects, the financial position of the Borrower and its Subsidiaries as of the respective dates of such balance sheets and results of their operations and cash flows (or changes in financial position) for the periods covered by such statements of income, retained earnings and cash flows (or changes in financial position), in accordance with GAAP.

(b)As of the Effective Date, except as set forth in the Current SEC Reports, since December 31, 2020, there has been no change or development that has had or would reasonably be expected to have a Material Adverse Effect.

Section 4.05 Properties

(a)Each of the Borrower and its Significant Subsidiaries has good title to, or valid license or leasehold interests in, all its real and personal property material to its business, except for minor defects in title that do not interfere in any material respect with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.

(b)Each of the Borrower and its Significant Subsidiaries owns, or is entitled to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and, to the knowledge of the Borrower, the use thereof by the Borrower and its Significant Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 4.06    Litigation and Environmental Matters

(a)Except as heretofore disclosed to the Administrative Agent and the Lenders in the financial statements and accompanying notes referenced in Section 4.04(a) or in the Current SEC Reports, as of the Effective Date there are no suits or proceedings pending, or to the knowledge of the Borrower threatened, against or affecting the Borrower or any of its Significant Subsidiaries which have had or could reasonably be expected to have a Material Adverse Effect.

(b)Since the date of this Agreement, except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any of its Significant Subsidiaries (i) have failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) have become subject to any Environmental Liability, or (iii) have received notice of any claim with respect to any Environmental Liability.

Section 4.07    Compliance with Laws and Agreements

The Borrower and each of its Significant Subsidiaries is in compliance in all material respects with all laws, regulations and order of any Governmental Authority applicable to it or its property and all indentures and material agreements binding upon the Borrower or its Significant Subsidiaries, except as disclosed in the Disclosed Matters and (b) where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

Section 4.08    Regulated Entities

The Borrower is not an “investment company” nor is it “controlled” by an “investment company”, in each case within the meaning of the Investment Company Act of 1940, as amended.

Section 4.09    Taxes

The Borrower has timely filed (or validly extended) or caused to be filed (or validly extended) all material tax returns and reports required to have been filed and has paid or caused to be paid all taxes required to have been paid by it, except (a) taxes that are being contested in good faith by appropriate proceedings and for which the Borrower has set aside on its books, to the extent required by GAAP, adequate reserves or (b) to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect.

Section 4.10    ERISA

No ERISA Event has occurred that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect.

Section 4.11    Disclosure

To the knowledge of the Borrower, the financial statements referred to in Section 4.04(a) do not, nor does this Agreement, nor any written statement furnished by the Borrower to the Administrative Agent or the Lenders pursuant to or in connection with this Agreement (including the April 13, 2021 “Lenders’ Presentation” prepared in connection with the confidential information memorandum for the primary market syndication of this Agreement, other than the Section contained therein and entitled “Transaction Overview”), when taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein or herein not misleading in light of the circumstances under which it was made; provided, that the foregoing is hereby qualified to the extent of any projections or other “forward-looking statements”, which include statements that are predictive in nature, depend upon or refer to future events or conditions, and usually include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “predicts,” “estimates” or similar expressions; and provided, further, that any statements concerning future financial performance, ongoing business strategies or prospects or possible future actions are also forward-looking statements; it being expressly understood and agreed that (i) forward-looking statements are based on current expectations and projections about future events and are subject to risks, uncertainties and the accuracy of assumptions concerning the Borrower and its Subsidiaries or Affiliates, the performance of the industries in which they do business and economic and market factors, among other things, and (ii) such forward-looking statements are not guarantees of future performance. As of the Effective Date, there is no fact known to the Borrower which has had or would reasonably be expected to have a Material Adverse Effect which has not been disclosed herein or in the Current SEC Reports. As of the Effective Date, to the best knowledge of the Borrower, the information included in the Beneficial Ownership Certification, if any, provided on or prior to the Effective Date to any Lender in connection with this Agreement is true and correct in all respects.

Section 4.12    Subsidiaries

Schedule 4.12 sets forth the name of, and the ownership interest of the Borrower in, each Subsidiary, as of the Effective Date.

Section 4.13    Federal Reserve Regulations

(a)After the application of the proceeds of any Loan, not more than 25% of the value of the assets of the Borrower will consist of or be represented by Margin Stock.

(b)No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with, the provisions of the regulations of the Board, including Regulation T, U or X.

Section 4.14    Rankings

The obligations of the Borrower to the Lenders under this Agreement and the other Loan Documents will rank senior to, or pari passu with, other unsecured Indebtedness of the Borrower.

Section 4.15    Solvency

Immediately after the consummation of the Transactions and after the incurrence of any Borrowing or the issuance of any Letter of Credit, the Borrower and its Subsidiaries taken as a whole are not and will not be Insolvent.

Section 4.16    Anti-Corruption Laws and Sanctions

For purposes of this Section 4.16, “knowledge” as to the Borrower means the actual knowledge of the President, CEO, any Executive Vice President, General Counsel (or other chief legal officer) or Financial Officer of the Borrower. The Borrower and/or its Significant Subsidiaries have implemented and maintain in effect policies and/or procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and to ensure compliance by the Borrower and its Subsidiaries and the respective officers and employees of the Borrower and its Subsidiaries with OFAC Sanctions. The Borrower and its Subsidiaries, and to the knowledge of the Borrower, their respective officers, employees, directors and agents, are in compliance with Anti-Corruption Laws and Sanctions in all material respects. The Borrower and its Subsidiaries are in compliance with applicable U.S. Department of State Sanctions in all material respects. None of (a) the Borrower, any Subsidiary, or to the knowledge of the Borrower, any of their respective directors, officers or employees, or (b) to the knowledge of the Borrower, any agent of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Borrowing or Letter of Credit, use of proceeds by the Borrower or its Subsidiaries will violate Anti-Corruption Laws or Sanctions.

Section 4.17    Affected Financial Institutions

The Borrower is not an Affected Financial Institution.

ARTICLE 5.    CONDITIONS

Section 5.01    Effective Date

The obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied or waived in accordance with Section 10.02 (it being understood and agreed that any of the following instruments, agreements, certificates, opinions, or other documents may be delivered or furnished by delivering or furnishing a facsimile transmission or other electronic image thereof followed by the delivery of an original or an originally executed counterpart thereof):

(a)The Administrative Agent (or its counsel) shall have received from each party hereto a counterpart of this Agreement signed on behalf of such party (which, subject to Section 10.06, may include any Electronic Signatures transmitted by telecopy, emailed pdf, or any other electronic means that reproduces an image of an actual executed signature page).

(b)The Administrative Agent shall have received a Note for each Lender signed on behalf of the Borrower.

(c)The Administrative Agent shall have received a favorable written opinion (addressed to the Credit Parties and dated the Effective Date) from (i) Pillsbury Winthrop Shaw Pittman LLP substantially in the form of Exhibit B-1 and (ii) Kurt K. Murao, Executive Vice President, General Counsel, Chief Administrative Officer and Corporate Secretary of the Borrower, substantially in the form of Exhibit B-2, in each case covering such other matters relating to the Borrower, the Loan Documents or the Transactions as the Administrative Agent shall reasonably request. The Borrower hereby requests such counsels to deliver such opinions.

(d)The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Borrower, the authorization of the Transactions and any other legal matters relating to the Loan Documents or the Transactions, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

(e)The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the President of the Borrower or a Financial Officer, confirming compliance, as of the Effective Date, with the conditions set forth in Section 5.02.

(f)(i) The Administrative Agent shall have received, at least five (5) days prior to the Effective Date, all documentation and other information regarding the Borrower requested in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, to the extent requested in writing of the Borrower at least ten (10) days prior to the Effective Date and (ii) to the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation (and is not exempt therefrom), at least five (5) days prior to the Effective Date, any Lender that has requested, in a written notice to the Borrower at least ten (10) days prior to the Effective Date, a Beneficial Ownership Certification in relation to the Borrower shall have received such Beneficial Ownership Certification (provided that, upon the execution and delivery by such Lender of its signature page to this Agreement, the condition set forth in this clause (f) shall be deemed to be satisfied).

(g)The Administrative Agent shall have received payment of all fees required to be paid, and all reasonably incurred and documented expenses which are otherwise required to be reimbursed, in each case for which invoices with appropriate supporting documentation have been presented at least two (2) Business Days prior to the Effective Date.

(h)The Administrative Agent shall have received evidence reasonably satisfactory to it that all material governmental and third party approvals necessary or, in the discretion of the Administrative Agent, advisable in connection with the Transactions shall have been obtained and be in full force and effect (it being understood and agreed that, as related to the increase of the Revolving Commitment contemplated by Section 2.05(d), the foregoing approvals may not have been applied for, and/or may not have been received, on or as of the Effective Date).

The Administrative Agent shall notify the Borrower and the Credit Parties of the Effective Date, and such notice shall be conclusive and binding.

Section 5.02    Each Credit Event

The obligation of each Lender to make a Loan on the occasion of any Borrowing and of the Issuing Bank to issue any Letter of Credit is subject to the satisfaction of the following conditions:

(a)The representations and warranties of the Borrower set forth in Article 4 of this Agreement (other than the representations and warranties in Sections 4.04(b) and 4.06 of this Agreement) shall be true and correct in all material respects on and as of the date of such Borrowing or issuance of such Letter of Credit, except to the extent such representations and warranties relate to any earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date.

(b)At the time of and immediately after giving effect to such Borrowing or issuance of such Letter of Credit, no Default shall have occurred and be continuing.

(c)No Material Subsidiary Indebtedness Event shall have occurred and be continuing.

Each request for a Loan or issuance of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a), (b) and (c) of this Section.

ARTICLE 6. AFFIRMATIVE COVENANTS

Until the Commitments and all Letters of Credit shall have expired or been terminated, in each case, without any pending draw, and the principal of and interest on all Loans, all Reimbursement Obligations and all fees and other amounts (other than contingent liability obligations) payable under the Loan Documents shall have been paid in full, the Borrower covenants and agrees with the Lenders that:

Section 6.01    Financial Statements and Other Information

The Borrower will furnish to the Administrative Agent sufficient copies for each Lender of the following (it being agreed that the obligation of the Borrower to furnish the financial statements, reports, information and documents referred to below (other than the certificate referred to in clause (c) below) may be satisfied by the Borrower’s delivery to, or filing such statements, reports, information and documents with, the SEC via the EDGAR filing system (or any successor system thereto)):

(a)within 120 days after the end of each fiscal year of the Borrower, its audited consolidated balance sheet and related statements of operations, cash flows and retained earnings as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Deloitte & Touche LLP or other independent registered public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b)within 60 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, its consolidated balance sheet and related statements of operations, cash flows and retained earnings as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of the President of the Borrower or a Financial Officer as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c)concurrently with any delivery of financial statements under clause (a) or above, a certificate of the President of the Borrower or of a Financial Officer (i) certifying as to whether a Default has occurred and is continuing and, if a Default has occurred and is continuing, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 7.05, and (iii) stating whether any material change in GAAP or in the application thereof has occurred since the later to occur of (x) the date of the audited financial statements referred to in Section 4.04 and (y) the date of the last certificate furnished pursuant to this Section 6.01(c), and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(d)promptly after the same become publicly available, and as the Administrative Agent or any Lender may reasonably request, copies of all periodic and other reports, proxy statements and other materials filed under the Securities Exchange Act of 1934 or any successor statute by the Borrower or any Subsidiary with the SEC, or any Governmental Authority succeeding to any or all of the functions of the SEC, or with any national securities exchange, or distributed by the Borrower to its shareholders generally, as the case may be, as the Administrative Agent or any Lender may reasonably request;

(e)promptly after the same becomes publicly available, notice of any change in the Borrower’s Issuer Ratings, which notice may be satisfied if the information is included in the Disclosed Matters;

(f)as soon as available and in any event within 120 days following the end of each fiscal year of the Borrower (commencing with the fiscal year ending December 31, 2021), a Pricing Certificate for the most recently-ended calendar year; provided, that, for any calendar year the Borrower may elect not to deliver a Pricing Certificate, and such election shall not constitute a Default or Event of Default or breach hereunder (but such failure to so deliver a Pricing Certificate by the end of such 120-day period shall result in the Sustainability Fee Adjustment and the Sustainability Margin Adjustment being applied as set forth in Schedule 1.02 in respect of situations where the Pricing Certificate is not so delivered by the end of such period until such Pricing Certificate is delivered); and

(g)promptly following any request therefor, (x) such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may reasonably request, provided that the Borrower shall not be required to furnish information relating to American Savings Bank, F.S.B. if such disclosure may, in the Borrower’s reasonable judgment, compromise or adversely affect American Savings Bank, F.S.B.’s competitive position in relation to the Administrative Agent and the Lenders or (y) information and documentation reasonably requested by the Administrative Agent for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and, to the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation and is not exempt therefrom, the Beneficial Ownership Regulation.

Documents required to be delivered pursuant to Section 6.01(a), (b) or (d) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date (i) on which such materials are publicly available as posted on the Electronic Data Gathering, Analysis and Retrieval system (EDGAR); or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether made available by the Administrative Agent); provided that the Borrower shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such document to it and maintaining its copies of such documents.

Section 6.02 Notices of Material Events

The Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following (provided, however, that the obligation of the Borrower to provide such notice shall be deemed satisfied if the same is promptly included in the Disclosed Matters):

(a)the occurrence of any Default;

(b)the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Significant Subsidiary (other than actions, suits or proceedings in the ordinary course of business or before the Public Utilities Commission or tax audits) that would reasonably be expected to result in a Material Adverse Effect;

(c)the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, would reasonably be expected to result in liability of the Borrower and its Significant Subsidiaries in an aggregate amount exceeding 25% of the projected benefit obligations under all Plans;

(d)any other material event that is required to be disclosed by the Borrower on Form 8K to the SEC; and

(e)to the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation (and is not exempt therefrom), any change in the information provided in the Beneficial Ownership Certification delivered to such Lender that would result in a change to the list of beneficial owners identified in such certification.

At the request of the Administrative Agent, a Financial Officer or other executive officer of the Borrower will provide a statement setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 6.03    Existence; Conduct of Business

The Borrower will do or cause to be done, and will cause each of its Significant Subsidiaries to do or cause to be done, all things reasonably necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business, provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 7.02 or any merger or consolidation of a Significant Subsidiary into the Borrower or another Significant Subsidiary of the Borrower or the transfer of assets by any Significant Subsidiary to the Borrower or another Significant Subsidiary of the Borrower followed by the liquidation of dissolution of such Significant Subsidiary.

Section 6.04    Payment of Obligations

The Borrower will pay its obligations, including its Tax liabilities, that, if not paid, would reasonably be expected to result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) if required by GAAP, the Borrower has set aside on its books adequate reserves with respect thereto in accordance with GAAP, and (c) the failure to make payment pending such contest would not reasonably be expected to result in a Material Adverse Effect.

Section 6.05    Maintenance of Properties; Insurance

(a)The Borrower will keep and maintain, and will cause each of its Significant Subsidiaries to keep and maintain, all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, provided, however, that nothing shall prevent the Borrower or a Significant Subsidiary, as appropriate, from discontinuing the operation or maintenance of any property if such discontinuance is, in the judgment of the Borrower or such Significant Subsidiary, desirable in the conduct of the business of the Borrower or such Significant Subsidiary.

(b)The Borrower will maintain, or cause to be maintained, and will cause each of its Significant Subsidiaries to maintain, or cause to be maintained, with reputable insurance companies, so long as such insurance is available on commercially reasonable terms (including appropriate deductibles, self-insurance, exclusions and limitations), insurance in such amounts and against such risks as the Borrower and its Significant Subsidiaries have customarily maintained.

Section 6.06    Books and Records; Inspection Rights

The Borrower will maintain and cause each of its Significant Subsidiaries to maintain, accurate and proper accounting records and books in accordance with GAAP, and provide the Administrative Agent and the Lenders, subject to the provisions of Section 10.12, with access to such books and accounting records at the request of the Administrative Agent and the Lenders made for a legitimate business purpose related to the Transactions during the Borrower’s normal business hours and to discuss its affairs, finances and condition with its Financial Officers, all at such reasonable times with reasonable advance notice and as often as reasonably requested; provided, however, that the Borrower shall not be required to disclose to the Administrative Agent, the Issuing Bank, or any Lender information relating to

American Savings Bank, F.S.B. if such disclosure may, in the Borrower’s reasonable judgment, compromise or adversely affect American Savings Bank, F.S.B.’s competitive position in relation to the Administrative Agent, the Issuing Bank, or any Lender.

Section 6.07    Compliance with Laws

The Borrower will comply, and will cause each of its Significant Subsidiaries to comply, in all material respects, with all applicable laws, rules, regulations and orders of any Governmental Authority, a breach of which would reasonably be expected to have a Material Adverse Effect, except where contested in good faith and, if applicable, by proper proceedings. The Borrower will, and/or will cause each of its Significant Subsidiaries to, maintain in effect and enforce policies and/or procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and OFAC Sanctions.

Section 6.08    Use of Proceeds

The Borrower will use the proceeds of the Loans only for lawful purposes of the Borrower and its Subsidiaries not inconsistent with or limited by the terms hereof, including, without limitation, to provide liquidity back-up for the issuance of commercial paper, loans to Subsidiaries, working capital and general corporate purposes of the Borrower, all to the extent the Borrower is legally permitted to use such proceeds for such purposes. No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of any of the regulations of the Board, including Regulations T, U and X. The Borrower will not request any Borrowing or Letter of Credit, and the Borrower shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing or Letter of Credit (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti- Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

ARTICLE 7.    NEGATIVE COVENANTS

Until the Commitments and all Letters of Credit shall have expired or been terminated, in each case, without any pending draw, and the principal of and interest on all Loans, all Reimbursement Obligations and all fees and other amounts (other than contingent liability obligations) payable under the Loan Documents shall have been paid in full, or unless the Required Lenders otherwise consent in writing, the Borrower covenants and agrees with the Lenders that:

Section 7.01    Liens

The Borrower will not incur, create, assume or permit to exist any Lien on the capital stock of or other ownership interests in Hawaiian Electric Company, Inc., American Savings Bank, F.S.B. or any other Significant Subsidiary or any Lien on any of its other assets, now or hereafter owned, without effectively providing concurrently therewith to equally and ratably secure the obligations of Borrower under this Agreement, except:

(a)Liens securing the payment of Indebtedness of the Borrower to a state, territory or possession of the United States or any political subdivision thereof issued in a transaction in which such state, territory, possession or political subdivision issued obligations the interest on which is excludable from gross income by the holders thereof pursuant to the provisions of

Section 103 of the Code (or similar provisions), as in effect at the time of the issuance of such obligations, and Indebtedness to the issuer of a letter of credit or a letter of guaranty to support any such obligations to the extent the Borrower or any Subsidiary is required to reimburse such issuer for drawings under such letter of credit or letter of guaranty with respect to the principal of or interest on such obligations;

(b)deposits under workmen’s compensation, unemployment insurance and social security laws, or to secure the performance of bids, tenders, contracts (other than for the repayment of borrowed money), leases, statutory obligations, surety or appeal bonds, or indemnity, performance or other similar bonds, in the ordinary course of business;

(c)Liens imposed by law, such as carriers’, warehousemen’s or mechanics’ liens, incurred in good faith in the ordinary course of business and securing obligations that are not yet due or that are being contested in good faith by appropriate proceedings, and Liens arising out of judgments or awards not exceeding $75,000,000 in the aggregate with respect to which appeals are being prosecuted, execution pending such appeals having been effectively stayed;

(d)the right reserved to, or vested in, any municipality or public authority by the terms of any right, power, franchise, grant, license, or permit, or by any provision of law, to purchase or recapture or designate a purchaser of any property;

(e)any Lien securing a tax, assessment or other governmental charge or levy or the claim of a materialman, mechanic, carrier, warehouseman or landlord for labor, materials, supplies or rentals incurred in the ordinary course of business;

(f)any Lien existing on (i) any property or asset at the time such property or asset is acquired by the Borrower (including acquisition by merger or consolidation), but only if and so long as (1) such Lien was not created in contemplation of such property or asset being acquired, (2) such Lien is and will remain confined to the property or asset subject to it at the time such property or asset is acquired and to improvements thereafter erected on or attached to such property or asset or any property or asset acquired in substitution or replacement thereof and (3) such Lien secures only the obligation secured thereby at the time such property or asset is acquired;

(g)any Lien in existence on the Effective Date to the extent set forth on Schedule 7.01, but only, in the case of each such Lien, to the extent it secures an obligation outstanding on the Effective Date to the extent set forth on such Schedule, and extensions, renewals and refinancings of such obligations that do not increase the outstanding principal amount thereof (other than for accrued interest and transactional fees and expenses of such extension, renewal or refinancing);

(h)any Lien securing Purchase Money Indebtedness, or to secure payment of all or any part of the cost of construction of improvements as they are incurred or within 270 days thereafter, but only if, in the case of each such Lien, (i) such Lien shall at all times be confined solely to the property or asset the purchase price of which was financed through the incurrence of the Purchase Money Indebtedness secured by such Lien and to improvements thereafter erected on or attached to such property or asset or any property or asset acquired in substitution or replacement thereof and (ii) such Lien attached to such property or asset within 270 days of the acquisition or improvement of such property or asset;

(i)easements, reservations, rights-of-way, restrictions, survey exceptions and other similar encumbrances as to real property which customarily exist on properties of corporations engaged in similar activities and similarly situated and which do not materially interfere with the conduct of the business of the Borrower or any Significant Subsidiary conducted at the property subject thereto;

(j)licenses, leases and subleases of property owned or leased by the Borrower or any Significant Subsidiary not interfering with the ordinary conduct of the business of the Borrower and the Significant Subsidiaries;

(k)Liens securing obligations, neither assumed by the Borrower or any Significant Subsidiary nor on account of which the Borrower or any Significant Subsidiary customarily pays interest, upon real estate or under which the Borrower or any Significant Subsidiary has a right- of-way, easement, franchise or other servitude or of which the Borrower or any Significant Subsidiary is the lessee of the whole thereof or any interest therein for the purpose of locating transmission and distribution lines and related support structures, pipe lines, substations, measuring stations, tanks, pumping or delivery equipment or similar equipment;

(l)Liens arising by virtue of any statutory or common law or contractual provision relating to banker’s liens, rights of setoff or similar rights as to deposit accounts or other funds maintained with a depository institution;

(m)any Lien constituting a renewal, extension or replacement of a Lien permitted under clause (f), (g) or (h) of this Section 7.01, but only if (i) at the time such Lien is granted and immediately after giving effect thereto, no Default or Event of Default would exist and be continuing, (ii) such Lien is limited to all or a part of the property or asset that was subject to the Lien so renewed, extended or replaced and to improvements thereafter erected on or attached to such property or asset or any property or asset acquired in substitution or replacement thereof, the principal amount of the obligations secured by such Lien does not exceed the principal amount of the obligations secured by the Lien so renewed, extended or replaced, together with reasonable out-of-pocket expenses and accrued interest with respect to the obligations so renewed, extended or replaced, and (iv) the obligations secured by such Lien bear interest at a rate per annum not exceeding the rate borne by the obligations secured by the Lien so renewed, extended or replaced except for any increase that, in the reasonable opinion of the Borrower, is commercially reasonable at the time of such increase;

(n)Liens securing Indebtedness or other obligations of the Borrower or any Significant Subsidiary; provided, that at the time any such Indebtedness or other monetary obligation is incurred (and after giving effect to the concurrent repayment of any Indebtedness or other monetary obligations with the proceeds thereof), the aggregate principal amount of all Indebtedness and other monetary obligations then secured pursuant to this clause (n) does not exceed 15% of Consolidated Net Worth;

(o)any Lien on any capital stock of any corporation which is registered in the name of Borrower or otherwise owned by or held for the benefit of the Borrower (other than, in either case, the capital stock of any Significant Subsidiary) which may constitute Margin Stock; or

(p)any Lien on property arising in connection with any defeasance, covenant defeasance or in substance defeasance of any Indebtedness pursuant to an express contractual provision with respect thereto or GAAP.

Section 7.02    Sale of Assets; Consolidation; Merger; Sale and Leaseback

The Borrower will not,

(a)sell, lease, transfer or otherwise dispose of all or substantially all of its properties and assets to any Person;

(b)consolidate with or merge into any other corporation (other than a merger of a Subsidiary into, or a consolidation of a Subsidiary with, the Borrower), or acquire all or substantially all the properties and assets of any Person unless:

(i)in the case of a merger or consolidation with the Borrower, the Borrower is the surviving corporation; and

(ii)after giving effect to any merger or consolidation or acquisition, the Borrower is in pro forma compliance with Section 7.05; and

(iii)no Default or Event of Default exists or results therefrom and is continuing; and

(iv)the aggregate consideration paid in connection with any such acquisition (including the aggregate amount of all indebtedness assumed) shall not exceed an amount equal to 25% of the Consolidated Capitalization of the Borrower and its Subsidiaries immediately prior to such acquisition); and

(v)the Administrative Agent shall have received prior to the consummation of any such merger, consolidation or acquisition, a certificate executed by a Financial Officer as to each of the matters described in clause (i)-(iv);

(c)enter into any arrangement, directly or indirectly, with any Person whereby the Borrower shall sell or transfer and lease back any portion of its property, real, personal or mixed, and used and useful in its business, whether now owned or hereafter acquired, which constitutes a material portion of the total property of the Borrower; or

(d)sell, assign, transfer, or otherwise dispose of the common stock of or other ownership interests ordinarily entitled to vote in the election of directors of any Significant Subsidiary, other than directors’ qualifying shares.

Section 7.03    Restrictive Agreements

The Borrower will not, and will not permit any Significant Subsidiary to, enter into, incur, permit to exist, directly or indirectly any agreement or arrangement that prohibits, restricts or imposes any condition upon the ability of any Significant Subsidiary to (a) make any Restricted Payments or to repay any Indebtedness owed to the Borrower, (b) make loans or advances to the Borrower or (c) transfer any of its property or assets to the Borrower, provided that the foregoing shall not apply to restrictions and conditions (i) imposed by law or regulation or by any regulatory agency, body or authority including under agreements with regulatory agencies, bodies, or authorities (ii) contained in or otherwise permitted by this Agreement or the Hawaiian Electric Credit Agreement, (iii) existing on the Effective Date identified on Schedule 7.03 hereto, and amendments and modifications thereto, so long as such amendments or modifications do not materially expand the scope of any such restriction or condition, resulting from pledges of assets by American Savings Bank, F.S.B. to other financial institutions in connection with its banking operations, or (v) that are entered into, incurred or permitted to exist following the date hereof that are not materially more expansive in scope than the restrictions and conditions referred to in this Section 7.03.

Section 7.04    Transactions with Affiliates

Except as specifically permitted by this Agreement, the Borrower will not sell, transfer, lease or otherwise dispose of (including pursuant to a merger) any property or assets to, or purchase, lease or otherwise acquire (including pursuant to a merger) any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except at prices and on terms and conditions not materially less favorable to the Borrower than could be obtained on an arms-length basis from unrelated third parties, provided that this Section shall not apply to any transaction that is otherwise permitted under this Article 7.

Section 7.05    Capitalization Ratio

The Borrower will not permit its Capitalization Ratio to exceed 0.50 to 1.00 as of the end of any fiscal quarter or fiscal year end.

ARTICLE 8.    EVENTS OF DEFAULT

If any of the following events (“Events of Default”) shall occur:

(a)the Borrower shall fail to pay any principal of any Loan or Reimbursement Obligation when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)the Borrower shall fail to pay any interest on any Loan or any fee, commission or any other amount (other than an amount referred to in clause (a) of this Article) payable under any Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five Business Days;

(c)any representation or warranty made or deemed made by or on behalf of the Borrower in or pursuant to this Agreement or any amendment or modification hereof or thereof or any waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to any Loan Document or any amendment or modification hereof or thereof or any waiver hereunder or thereunder, shall prove to have been incorrect in any material respect when made or deemed made (other than, for the avoidance of doubt, any Pricing Certificate Inaccuracy so long as the Borrower complies with the terms of Schedule 1.02 with respect to such Pricing Certificate Inaccuracy);

(d)the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Sections 6.03 (with respect to the Borrower’s existence), 6.08, 7.02, 7.03 or 7.05;

(e)(1) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 6.02 and such failure shall continue unremedied for a period of 10 days after a Financial Officer of the Borrower shall have obtained knowledge thereof;

(2) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document to which it is a party (other than those specified in clause (a), (b), (d) or (e)(1) of this Article), and such failure shall continue unremedied for a period of 30 days after the Borrower shall have received notice thereof from the Administrative Agent;

(f)the Borrower shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable and after the expiration of any applicable grace period;

(g)any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that then enables or permits the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity, provided, that no Event of Default shall occur under this paragraph (g) as a result of (i) any notice of voluntary prepayment delivered by the Borrower with respect to any Indebtedness, (ii) any voluntary sale of assets by the Borrower as a result of which any Indebtedness secured by such assets is required to be prepaid or (iii) the exercise of any contractual right to cause the prepayment of such Material Indebtedness (other than the exercise of a remedy for an event of default under the applicable contract or agreement);

(h)any event or condition occurs that results in any Material Subsidiary Indebtedness becoming due prior to its scheduled maturity or that requires the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity, provided, that no Event of Default shall occur under this paragraph (h) as a result of (i) any notice of voluntary prepayment delivered by any Significant Subsidiary with respect to any Indebtedness, (ii) any voluntary sale of assets by any Significant Subsidiary as a result of which any Material Subsidiary Indebtedness secured by such assets is required to be prepaid or (iii) the exercise of any contractual right to cause the prepayment of such Material Subsidiary Indebtedness (other than the exercise of a remedy for an event of default under the applicable contract or agreement);

(i)an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Significant Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Significant Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue un-dismissed or un-stayed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered and continues un-stayed for 30 days;

(j)the Borrower or any Significant Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (i) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Significant Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, or (vi) take any action for the purpose of effecting any of the foregoing;

(k)the Borrower or any Significant Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(l)one or more judgments for the payment of money in an aggregate amount in excess of $75,000,000 (net of any amount covered by insurance) shall be rendered against the Borrower or any Significant Subsidiary or any combination thereof and the same is not appealed, satisfied, vacated, suspended, discharged or stayed pending appeal within 60 days after entry of such judgment or is not satisfied or discharged within 30 days after the expiration of any such stay;

(m)an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, would reasonably be expected to result in liability of the Borrower and its Significant Subsidiaries in an aggregate amount exceeding 25% of the projected benefit obligations under all Plans;

(n)this Agreement or any other material Loan Document shall cease, for any reason (other than as a result of an act or omission by a Credit Party), to be valid and binding and enforceable against the Borrower in any material respect, or the Borrower shall so assert in writing or shall disavow any of its obligations thereunder;

(o)any Significant Subsidiary shall fail to pay its Tax liabilities, that, if not paid, would reasonably be expected to result in a Material Adverse Effect before the same shall become delinquent or in default and such failure shall continue for more than 30 days, except where (i) the validity or amount thereof is being contested in good faith and, if applicable, by appropriate proceedings, (ii) such Significant Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP, and (iii) the failure to make payment pending such contest would not reasonably be expected to result in a Material Adverse Effect;

(p)American Savings Bank, F.S.B. shall fail to (a) be deemed “well capitalized” as defined by the Office of the Comptroller of the Currency and Federal Deposit Insurance Corporation, or any successor, (b) have at all times a leverage ratio of not less than 5%, (c) have at all times a Tier-1 risked based capital ratio of not less than 6% or (d) have at all times a total risk-based capital ratio of not less than 10%; or

(q)a Change in Control shall occur;

then, and in every such event (other than an event described in clause (i) or (j) of this Article with respect to the Borrower), and at any time thereafter during the continuance of such event, the Administrative Agent shall (at the request of the Required Lenders) or may (with the consent of the Required Lenders), in each case by notice to the Borrower, take any of the following actions, at the same or different times:
(i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued under the Loan Documents, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower, and (iii) demand cash collateralization of the Letter of Credit Exposure; and in case of any event described in clause (i) or (j) of this Article with respect to the Borrower, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued under the Loan Documents, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower. Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent may, and at the request of the Required Lenders shall, exercise any rights and remedies provided to the Administrative Agent under the Loan Documents or at law or equity.

ARTICLE 9. THE ADMINISTRATIVE AGENT

Section 9.01    Appointment

Each Credit Party hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article 9 are solely for the benefit of the Administrative Agent and the Lenders (including the Swingline Lender and the Issuing Bank), and the Borrower shall not have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” as used herein or in any other Loan Documents (or any similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

Section 9.02    Individual Capacity

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such Person and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

Section 9.03    Exculpatory Provisions

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Credit Parties as shall be necessary under the circumstances as provided in Section 10.02), and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower, or any of the Subsidiaries that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Credit Parties as shall be necessary under the circumstances as provided in Section 10.02) or in the absence of its own gross negligence or willful misconduct as determined by a final nonappealable judgment of a court of competent jurisdiction. The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until written notice thereof (stating that it is a “notice of Default” or a “notice of an Event of Default”) is given to the Administrative Agent by the Borrower or a Credit Party (and, promptly after its receipt of any such notice, it shall give each Credit Party and the Borrower notice thereof). Further, the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith,
(iii)the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness hereof or thereof or any other agreement, instrument or other document (including, for the avoidance of doubt, in connection with the Administrative Agent’s reliance on any Electronic Signature transmitted by telecopy, emailed pdf, or any other electronic means that reproduces an image of an actual executed signature page), or (v) the satisfaction of any condition set forth in Article 5 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent, or its counsel.

Section 9.04    Reliance by Administrative Agent

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be internal or external counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 9.05    Performance of Duties

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent, provided that no such delegation shall serve as a release of the Administrative Agent or waiver by the Borrower of any rights hereunder. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Section 9.06    Resignation; Successors

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Credit Parties and the Borrower. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent shall, in consultation with the Borrower, on behalf of the Credit Parties, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 10.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Section 9.07    Acknowledgements of Credit Parties

(a)Each Lender and the Issuing Bank represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility, (ii) it is engaged in making, acquiring or holding commercial loans and in providing other facilities set forth herein as may be applicable to such Lender or the Issuing Bank, in each case in the ordinary course of business and is making the Loans hereunder as commercial loans in the ordinary course of its business, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument (and each Lender and the Issuing Bank agrees not to assert a claim in contravention of the foregoing), (iii) it has, independently and without reliance upon the Administrative Agent, any Lead Arranger, any Sustainability Structuring Agent or any other Lender or the Issuing Bank, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder and (iv) it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender or the Issuing Bank, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities. Each Lender and the Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Lead Arranger, any Sustainability Structuring Agent or any other Lender or the Issuing Bank, or any of the Related Parties of any of the foregoing, and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrower and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder. Each Lender and the Issuing Bank also acknowledges and agrees that none of the Administrative Agent, any Lead Arranger or any Sustainability Structuring Agent acting in such capacities have made any assurances as to (i) whether the credit facility evidenced by this Agreement (the “Facility”) meets such Lender’s or the Issuing Bank’s criteria or expectations with regard to environmental impact and sustainability performance, (ii) whether any characteristics of the Facility, including the characteristics of the relevant key performance indicators to which the Borrower will link a potential margin step-up or step-down, including their environmental and sustainability criteria, meet any industry standards for sustainability-linked credit facilities and (b) each Lender and the Issuing Bank has performed its own independent investigation and analysis of the Facility and whether the Facility meets its own criteria or expectations with regard to environmental impact and/or sustainability performance.

(b)Each Lender, by delivering its signature page to this Agreement on the Effective Date, or delivering its signature page to an Assignment and Acceptance or any other Loan Document pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Effective Date.

(c)

(i)Each Lender hereby agrees that (x) if the Administrative Agent notifies such Lender that the Administrative Agent has determined in its sole discretion that any funds received by such Lender from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise;

individually and collectively, a “Payment”) were erroneously transmitted to such Lender (whether or not known to such Lender), and demands the return of such Payment (or a portion thereof), such Lender shall promptly, but in no event later than one (1) Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (y) to the extent permitted by applicable law, such Lender shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Lender under this Section 9.07(c) shall be conclusive, absent manifest error.

(ii)Each Lender hereby further agrees that if it receives a Payment from the Administrative Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment. Each Lender agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Lender shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one (1) Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(iii)The Borrower hereby agrees that (x) in the event an erroneous Payment (or portion thereof) are not recovered from any Lender that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower.

(iv)Each party’s obligations under this Section 9.07(c) shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations under any Loan Document.

Section 9.08    Agents

None of the Persons identified on the cover page of this Agreement or in the preamble to this Agreement as a “syndication agent”, “co-documentation agent”, “lead arranger”, “co-arranger”, “book manager” or “sustainability structuring agent” shall have any right, power, obligation, liability, responsibility or duty to any other Person under this Agreement, any of the other Loan Documents or otherwise, other than JPMCB in its capacity as Administrative Agent, JPMCB in its capacity as Issuing Bank and Swingline Lender, and each Lender in its capacity as a Lender. Without limiting the foregoing, none of such Persons so identified shall have or be deemed to have any fiduciary relationship with any other Person but such Persons shall have the benefit of the provisions of Section 9.02.

Section 9.09    Posting of Communications

(a)The Borrower agrees that the Administrative Agent may, but shall not be obligated to, make any Communications available to the Lenders and the Issuing Bank by posting the Communications on IntraLinks™, DebtDomain, SyndTrak, ClearPar or any other electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”).

(b)Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Effective Date, a user ID/password authorization system) and the Approved Electronic Platform is secured through a per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders, the Issuing Bank and the Borrower acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of any Lender that are added to the Approved Electronic Platform, and that there may be confidentiality and other risks associated with such distribution. Each of the Lenders, the Issuing Bank and the Borrower hereby approves distribution of the Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.

(c)THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE APPROVED ELECTRONIC PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT, ANY LEAD ARRANGER, ANY SUSTAINABILITY STRUCTURING AGENT OR ANY OF THEIR RESPECTIVE RELATED PARTIES (COLLECTIVELY, “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER, THE ISSUING BANK OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED ELECTRONIC PLATFORM.

(d)Each Lender and the Issuing Bank agrees that notice to it (as provided in the next sentence) specifying that Communications have been posted to the Approved Electronic Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender and the Issuing Bank agrees (i) to notify the Administrative Agent in writing (which could be in the form of electronic communication) from time to time of such Lender’s or the Issuing Bank’s (as applicable) email address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such email address.

(e)Each of the Lenders, the Issuing Bank and the Borrower agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.

(f)Nothing herein shall prejudice the right of the Administrative Agent, any Lender or the Issuing Bank to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

Section 9.10    Certain ERISA Matters

(a)Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and the Lead Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower, that at least one of the following is and will be true:

(i)such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments,

(ii)the transaction exemption set forth in one or more PTEs, such as PTE 84-
14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii)(A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection
(a)of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into,

participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv)such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and the Lead Arrangers or any of their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower, that none of the Administrative Agent, or the Lead Arrangers or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

(c)The Administrative Agent and each Lead Arranger hereby informs the Lenders that each such Person is not undertaking to provide investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments, this Agreement and any other Loan Documents, (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent fees or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

Section 9.11    Sustainability Matters

Each party to this Agreement agrees that neither the Administrative Agent nor any Sustainability Structuring Agent shall have any responsibility for (or liability in respect of) reviewing, auditing or otherwise evaluating any calculation by the Borrower of any Sustainability Fee Adjustment or any Sustainability Margin Adjustment (or any of the data or computations that are part of or related to any such calculation) set forth in any Pricing Certificate (and the Administrative Agent may rely conclusively on any such certificate, without further inquiry).

ARTICLE 10. MISCELLANEOUS

Section 10.01    Notices

(a)Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile transmission, as follows:

(i)if to the Borrower:

Hawaiian Electric Industries, Inc.
1001 Bishop Street, Suite 2900 (if by hand delivery or overnight courier) Honolulu, Hawaii 96813

P.O. Box 730 (if by mail) Honolulu, Hawaii 96808-0730
Attention: Greg Hazelton, Executive Vice President and Chief Financial Officer Telephone No.: 808-543-5870
Facsimile No.: 808-203-1988

(ii)if to the Administrative Agent:

JPMorgan Chase Bank, N.A. 10 South Dearborn, Floor L2 Chicago, IL 60603
Attention: Christopher Jefferson
Email: JPM.Agency.CRI@jpmorgan.com Telephone No.: 312-732-2007
Facsimile No.: 844-490-5663

with a copy to:

JPMorgan Chase Bank, N.A. 2029 Century Park East, Floor 38 Los Angeles, CA 90067 Attention: Jeff Bailard Telephone No.: 310-860-7256
Facsimile No.: 310-860-7110

(iii)if to the Issuing Bank:

JPMorgan Chase Bank, N.A.
Chicago LC Agency Closing Team/Chicago LC Activity Team 10 South Dearborn, Floor L2
Chicago, IL 60603
Email: Chicago.LC.Agency.Closing.Team@jpmorgan.com;
Chicago.LC.Agency.Activity.Team@jpjmorgan.com

(iv)if to the Swingline Lender:

JPMorgan Chase Bank, N.A.
10 South Dearborn, Floor L2 IL1-0480
Chicago, IL 60603
Attention: Christopher Jefferson
Email: JPM.Agency.CRI@jpmorgan.com Telephone No.: 312-732-2007
Facsimile No.: 844-490-5663

(v)if to any other Credit Party, to it at its address (or facsimile number) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through Approved Electronic Platforms, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b)Notices and other communications to the Lenders and the Issuing Bank hereunder may be delivered or furnished by using Approved Electronic Platforms pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c)Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(d)Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

Section 10.02    Waivers; Amendments

(a)No failure or delay by any Credit Party in exercising any right or power under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Credit Parties under the Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether any Credit Party may have had notice or knowledge of such Default at the time.

(b)Except as provided in Section 3.04(b), Section 3.04(c) and Section 3.04(d), neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders, provided that no such agreement shall:

(i)increase the Commitment of any Lender without the written consent of such Lender,

(ii)reduce the principal amount of any Loan or Reimbursement Obligations, or reduce the rate of interest thereon (other than (x) the imposition of additional interest under Section 3.01(c) and (y) for the avoidance of doubt pursuant to the provisions of the penultimate paragraph of Schedule 1.02), or reduce any fees or other amounts payable under the Loan Documents, without the written consent of each Lender directly affected thereby,

(iii)postpone the scheduled date of payment of the principal amount of any Loan, or any interest thereon, or any fees or other amounts payable under the Loan Documents, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Credit Party directly affected thereby,

(iv)change any provision hereof in a manner that would alter the ratable reduction of Revolving Commitments or the pro rata sharing of payments required by any Loan Document, without the written consent of each Credit Party,

(v)change the payment waterfall provisions of Section 2.12(b) without the written consent of each Credit Party, or

(vi)change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender, and provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of (A) the Administrative Agent hereunder without the prior written consent of the Administrative Agent,
(B)the Issuing Bank hereunder without the prior written consent of the Issuing Bank and (C) the Swingline Lender hereunder without the prior written consent of the Swingline Lender (it being understood that any change to Section 2.12 shall require the consent of the Administrative Agent, the Issuing Bank and the Swingline Lender); and provided further that no such agreement shall amend or modify the provisions of Section 2.09, Section 2.10 or Section 2.11 without the prior written consent of the Administrative Agent and the Issuing Bank. Notwithstanding the foregoing, no consent with respect to any amendment, waiver or other modification of this Agreement shall be required of any Defaulting Lender, except with respect to any amendment, waiver or other modification referred to in clause (i), (ii) or (iii) of the first proviso of this paragraph and then only in the event such Defaulting Lender shall be directly affected by such amendment, waiver or other modification.

(c)Notwithstanding the foregoing, this Agreement and any other Loan Document may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (x) to add one or more credit facilities to this Agreement and to permit extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other

Loan Documents with the Loans and the accrued interest and fees in respect thereof and (y) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and Lenders.

(d)If, in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender” or “each Lender directly affected thereby,” the consent of the Required Lenders is obtained, but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but not obtained being referred to herein as a “Non-Consenting Lender”), then the Borrower may elect to replace a Non-Consenting Lender as a Lender party to this Agreement, provided that, concurrently with such replacement, (i) an Eligible Assignee shall agree, as of such date, to purchase for cash the Loans and other obligations due to the Non- Consenting Lender pursuant to an Assignment and Acceptance and to become a Lender for all purposes under this Agreement and to assume all obligations of the Non-Consenting Lender to be terminated as of such date and to comply with the requirements of clause (b) of Section 10.04,
(ii) the Borrower shall pay to such Non-Consenting Lender in same day funds on the day of such replacement (1) all interest, fees and other amounts then accrued but unpaid to such Non- Consenting Lender by the Borrower hereunder to and including the date of termination, including without limitation payments due to such Non-Consenting Lender under Sections 3.05 and 3.07, and (2) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 3.06 had the Loans of such Non-Consenting Lender been prepaid on such date rather than sold to the replacement Lender and (iii) such Non- Consenting Lender shall have received the outstanding principal amount of its Loans and participations in disbursements in respect of Letters of Credit. Each party hereto agrees that (i) an assignment required pursuant to this paragraph may be effected pursuant to an Assignment and Acceptance executed by the Borrower, the Administrative Agent and the assignee (or, to the extent applicable, an agreement incorporating an Assignment and Acceptance by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and such parties are participants), and (ii) the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to and be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender, provided that any such documents shall be without recourse to or warranty by the parties thereto.

(e)Notwithstanding anything to the contrary herein the Administrative Agent may, with the consent of the Borrower only, amend, modify or supplement this Agreement or any of the other Loan Documents to cure any ambiguity, omission, mistake, defect or inconsistency.

Section 10.03 Expenses; Indemnity; Damage Waiver

(a)The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and the Lead Arrangers, including the reasonable and documented fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication and distribution (including, without limitation, via the internet or through a service such as Intralinks) of the credit facilities provided for herein, the preparation and administration of this Agreement or any amendments, modifications or waivers of the provisions of any Loan Document (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all reasonable out-of-pocket expenses incurred by any Credit Party, including the reasonable fees, charges and disbursements of a single counsel for the Administrative Agent and a single counsel for the other Credit Parties, in connection with the enforcement or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with and during any workout, restructuring or negotiations in respect of the Loans and the Letters of Credit.

(b)The Borrower shall indemnify each Credit Party (and each Sustainability Structuring Agent) and each Related Party thereof (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of any Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties to the Loan Documents of their respective obligations hereunder and thereunder or the consummation of the Transactions or any other transactions contemplated hereby or thereby,
(ii)any Loan or the use of the proceeds thereof, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of the Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of the Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not such claim, litigation, investigation or proceeding is brought by the Borrower or its equity holders, Affiliates, creditors or any other third Person and whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (A) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of (or a breach in bad faith by such Indemnitee of its express obligations under any Loan Document) such Indemnitee, (B) arise out of a claim brought by the Borrower against an Indemnitee for a breach which is finally determined by a final and nonappealable judgment to have constituted a bad faith breach of such Indemnitee’s obligations under this Agreement or (C) relate to Taxes, other than any Taxes that represent losses, claims or damages arising from any non-Tax claim.

(c)To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent, the Issuing Bank, the Swingline Lender or any Sustainability Structuring Agent under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, the Issuing Bank, the Swingline Lender and each Related Party of any of the foregoing Persons (each, an “Agent-Related Person”), as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable payment is sought) of such unpaid amount (it being understood that the Borrower’s failure to pay any such amount shall not relieve the Borrower of any default in the payment thereof); provided that the unreimbursed expense or Liability or related expense, as the case may be, was incurred by or asserted against such Agent-Related Person in its capacity as such.

(d)To the extent permitted by applicable law, each party hereto agrees that it will not assert, and hereby waives, any claim against the Administrative Agent, the Lenders, the Issuing Lender and the Sustainability Structuring Agents (and their respective affiliates and the respective directors, officers, and employees of each such person and such person’s affiliates (each such person, and including, without limitation, the Administrative Agent, the Lenders and the Issuing Lender, a “Lender-Related Person”)) or the Borrower, as the case may be, (i) for any damages arising from the use by others of information or other materials obtained through telecommunications, electronic or other information transmission systems (including the Internet) (except, in the case of a claim against a Lender-Related Person, to the extent of direct or actual damages as are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Lender-

Related Person) or (ii) on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, any Loan Document or any agreement, instrument or other document contemplated hereby or thereby, the Transactions or any Loan or the use of the proceeds thereof; provided that nothing contained in this sentence shall limit the Borrower’s indemnification obligations to Indemnitees in respect of claims made by third parties as set forth in Section 10.03(b).

(e)All amounts due under this Section shall be payable promptly, but in any event no later than 30 days, after written demand therefor, accompanied by proper supporting documentation, and without prejudice to the Borrower’s right to contest the amount or the validity of any claim for payment.

Section 10.04 Successors and Assigns

(a)The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Credit Party (and any attempted assignment or transfer by the Borrower without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Related Parties of each Credit Party) any legal or equitable right, remedy or claim under or by reason of any Loan Document.

(b)Each Lender may, and, so long as no Default shall have occurred and be continuing, if demanded by the Borrower pursuant to 3.08(b) upon at least five Business Days’ notice to such Lender, the Issuing Bank, the Swingline Lender and the Administrative Agent will, assign to one or more Eligible Assignees all or a portion of such Lender’s rights and/or obligations under this Agreement and the other Loan Documents (including, without limitation, all or a portion of its Commitments, the Loans (including, for the purposes of this Section 10.04(b), participations in Letters of Credit and Swingline Loans) owing to it and the Note held by it); provided, however, that (i) each such assignment shall be of a uniform, and not a varying, percentage of all rights and obligations under and in respect of any or all facilities (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Acceptance, as of the Trade Date), (ii) except in the case of an assignment to a Person that, immediately prior to such assignment, was a Lender, an Affiliate of any Lender or an Approved Fund of any Lender or an assignment of all of a Lender’s rights and obligations under this Agreement, the aggregate amount of the Commitments being assigned to such Eligible Assignee pursuant to such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $5,000,000 (or such lesser amount as shall be approved by the Administrative Agent and, unless a Default has occurred and is continuing under clause (a), clause (i) or clause (j) of Article 8 or unless an Event of Default has occurred and is continuing, the Borrower (provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof)),
(ii)each partial assignment shall be made as an assignment of a proportionate part of all of the assigning Lender’s rights and obligations under this Agreement with respect to the Class of Loans or the Commitments assigned, (iv) except in the case of an assignment to a Person that, immediately prior to such assignment, was a Lender, an Affiliate of any Lender or an Approved Fund of any Lender, such assignment shall be approved, so long as no Default has occurred and is continuing under clause (a), clause (i) or clause (j) of Article 8 and no Event of Default has occurred and is continuing at the time of effectiveness of such assignment, by the Borrower (such approval not to be unreasonably withheld, conditioned or delayed), (v) each such assignment shall be to an Eligible Assignee, (vi) each assignment must be approved (such approvals not to be unreasonably withheld, conditioned or delayed) by the Administrative Agent, the Swingline Lender and the Issuing Bank unless the Person that is proposed is itself a Lender (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee), (vii) each such assignment made as a result of a demand by the Borrower pursuant to this Section 10.04(b) shall be arranged by the Borrower after consultation with the Administrative Agent and shall be either an assignment of all of the rights and obligations of the assigning Lender under this Agreement or an assignment of a portion of such rights and obligations made concurrently with another such assignment or other such assignments that together cover all of the rights and obligations of the assigning Lender under this Agreement, (viii) no Lender shall be obligated to make any such assignment as a result of a demand by the Borrower pursuant to this Section 10.04(b) unless and until such Lender shall have received one or more payments from the Borrower or one or more Eligible Assignees in an aggregate amount at least equal to the aggregate outstanding principal amount of the Borrowing owing to such Lender, together with accrued interest thereon to the date of payment of such principal amount and all other amounts payable to such Lender under this Agreement, and (ix) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, (x) an Assignment and Acceptance or (y) to the extent applicable, an agreement incorporating an Assignment and Acceptance by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and the parties to the Assignment and Acceptance are participants, together with any Note subject to such assignment and (except in the case of any such assignment by a Lender to an Affiliate or Approved Fund of such Lender) a processing and recordation fee of $3,500; provided, however, that for each such assignment made as a result of a demand by the Borrower pursuant to Section 3.08, the Borrower or such assignee shall pay to the Administrative Agent the applicable processing and recordation fee. If any Assignment and Acceptance is executed by any Lender holding any Note, the assigning Lender shall, upon the effectiveness of such Assignment and Acceptance or as promptly thereafter as practicable, surrender such Note to the Administrative Agent for cancellation.

(c)Upon such execution, delivery, acceptance and recording, from and after the effective date specified in such Assignment and Acceptance, (i) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender or the Issuing Bank, as the case may be, hereunder and (ii) the Lender or the Issuing Bank assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (other than its rights under Sections 3.05, 3.07 and 10.03 to the extent any claim thereunder relates to an event arising prior to such assignment) and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the remaining portion of an assigning Lender’s or the Issuing Bank’s rights and obligations under this Agreement, such Lender or the Issuing Bank shall cease to be a party hereto).

(d)By executing and delivering an Assignment and Acceptance, each Credit Party assignor thereunder and each assignee thereunder confirm to and agree with each other and the other parties thereto and hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Credit Party makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with any Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, any Loan Document or any other instrument or document furnished pursuant thereto; (ii) such assigning Credit Party makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under any Loan Document or any other instrument or document furnished pursuant thereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.04 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Administrative Agent, any arranger of the credit facilities evidenced by this Agreement, such assigning Credit Party or any other Credit Party and their respective Related Parties and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes each Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Loan Documents as are delegated to Administrative Agent by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender or the Issuing Bank, as the case may be.

(e)The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at its address referred to in Section 10.01 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Credit Parties and their Commitments under each facility of, and principal amount (and stated interest) of the Loans owing under each facility to, each Credit Party from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent clearly demonstrable error, and the Borrower, the Administrative Agent and the other Credit Parties may treat each Person whose name is recorded in the Register as a Credit Party hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or the Administrative Agent or any other Credit Party at any reasonable time and from time to time upon reasonable prior notice.

(f)Upon its receipt of (x) an Assignment and Acceptance executed by an assigning Credit Party and an assignee or (y) to the extent applicable, an agreement incorporating an Assignment and Acceptance by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and the parties to the Assignment and Acceptance are participants, together with any Note or Notes subject to such assignment, the Administrative Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit A hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower. In the case of any assignment by a Lender, within five Business Days after its receipt of such notice, the Borrower, at its own expense, shall execute and deliver to the Administrative Agent in exchange for the surrendered Note a new Note to such Eligible Assignee in an amount equal to the Commitment assumed by it under each facility pursuant to such Assignment and Acceptance and, if any assigning Lender has retained a Commitment hereunder under such facility, a new Note to such assigning Lender in an amount equal to the Commitment retained by it hereunder. Such new Note shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Note, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of Exhibit C hereto.

(g)Each Credit Party may sell participations to one or more Persons (other than the Borrower or any of its Affiliates) (each, a “Participant”) in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitments, the Loans (including such Lender’s participations in Reimbursement Obligations and Swingline Loans) owing to it and the Note (if any) held by it); provided, however, that
(i) such Credit Party’s obligations under this Agreement (including, without limitation, its Commitments) shall remain unchanged, (ii) such Credit Party shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Credit Party shall remain the holder of any such Note for all purposes of this Agreement, (iv) the Borrower, the Administrative Agent and the other Credit Parties shall continue to deal solely and directly with such Credit Party in connection with such Credit Party’s rights and obligations under this Agreement and (v) no participant under any such participation shall have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by the Borrower therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Borrowings or Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, postpone any date fixed for any payment of principal of, or interest on, the Borrowings or Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.05, 3.06, 3.07 and 10.03 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that a Participant shall not be entitled to the benefits of Section 3.07 unless such Participant agrees to comply with Section 3.07 as though it were a Lender (it being understood that the documentation required under Section 3.07(f) shall be delivered to the participating Lender)). Each Lender that sells a participation agrees, at the Borrower's request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 3.08(b) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.08(c) and Section 10.12 as though it were a Lender. A Participant shall not be entitled to receive any greater payment under Section 3.05 or 3.07 than the applicable Lender would have been entitled to receive with respect to the participation sold to such participant. Each Credit Party that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Credit Party shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations or Section 1.163-5(b) of the Proposed United States Treasury Regulations (or, in each case, any amended or successor version). The entries in the Participant Register shall be conclusive absent manifest error, and such Credit Party shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(h)Any Credit Party may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 10.04, disclose to the assignee or participant or proposed assignee or participant any information relating to the Borrower furnished to such Credit Party by or on behalf of the Borrower; provided, however, that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree in writing to preserve the confidentiality of any confidential Information received by it from such Credit Party in accordance with Section 10.12 to the same extent as if it were a Credit Party.

(i)Notwithstanding anything to the contrary contained herein, any Lender may at any time pledge or assign a security interest in all or any portion of its rights under the Loan Documents to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest, provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations under the Loan Documents or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 10.05 Survival

All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of any Loan Document and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that any Credit Party may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under the Loan Documents is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Sections 3.05, 3.06, 3.07 and 10.03 and Article 9 shall survive and remain in full force and effect regardless of the repayment of the Loans and the termination of the Commitments or the termination of this Agreement or any provision hereof.

Section 10.06    Counterparts; Integration; Effectiveness; Electronic Execution

This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which, when taken together, shall constitute a single contract. This Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent or Issuing Bank constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective on the Effective Date, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of (x) this Agreement, (y) any other Loan Document and/or (z) any document, amendment, approval, consent, information, notice (including, for the avoidance of doubt, any notice delivered pursuant to Section 10.01), certificate, request, statement, disclosure or authorization related to this Agreement, any other Loan Document and/or the transactions contemplated hereby and/or thereby (each an “Ancillary Document”) that is an Electronic Signature transmitted by telecopy, emailed pdf, or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement, such other Loan Document or such Ancillary Document, as applicable. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement, any other Loan Document and/or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by telecopy, emailed pdf, or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require the Administrative

Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided, further, without limiting the foregoing, (i) to the extent the Administrative Agent has agreed to accept any Electronic Signature, the Administrative Agent and each of the Lenders shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of the Borrower without further verification thereof and without any obligation to review the appearance or form of any such Electronic Signature and (ii) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by a manually executed counterpart. Without limiting the generality of the foregoing, the Borrower hereby (i) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders, the Borrower, Electronic Signatures transmitted by telecopy, emailed pdf, or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Agreement, any other Loan Document and/or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original, (ii) agrees that the Administrative Agent and each of the Lenders may, at its option, create one or more copies of this Agreement, any other Loan Document and/or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (iii) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document and/or any Ancillary Document based solely on the lack of paper original copies of this Agreement, such other Loan Document and/or such Ancillary Document, respectively, including with respect to any signature pages thereto and (iv) waives any claim against any Lender-Related Person for any Liabilities arising solely from the Administrative Agent’s and/or any Lender’s reliance on or use of Electronic Signatures and/or transmissions by telecopy, emailed pdf, or any other electronic means that reproduces an image of an actual executed signature page, including any Liabilities arising as a result of the failure of the Borrower to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

Section 10.07    Severability

In the event any one or more of the provisions contained in this Agreement is held to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 10.08    Right of Setoff

If an Event of Default shall have occurred and be continuing, each of the Lenders and their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to setoff and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by it to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by it, irrespective of whether or not it shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each of the Lenders and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that it may have. Each Lender and the Issuing Bank agrees to notify the

Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 10.09    Governing Law; Jurisdiction; Consent to Service of Process

(a)This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without regard to principles of conflict of laws.

(b)Each of the Lenders and the Administrative Agent hereby irrevocably and unconditionally agrees that, notwithstanding the governing law provisions of any applicable Loan Document, any claims brought against the Administrative Agent by any Lender relating to this Agreement, any other Loan Document or the consummation or administration of the transactions contemplated hereby or thereby shall be construed in accordance with and governed by the laws of the State of New York.

(c)Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the United States District Court for the Southern District of New York sitting in the Borough of Manhattan (or if such court lacks subject matter jurisdiction, the Supreme Court of the State of New York sitting in the Borough of Manhattan), and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may (and any such claims, cross-claims or third party claims brought against the Administrative Agent or any of its Related Parties may only) be heard and determined in such Federal (to the extent permitted by law) or New York State court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or its properties in the courts of any jurisdiction.

(d)Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (c) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(e)Each of the parties hereto irrevocably consents to service of process in the manner provided for notices in Section 10.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 10.10    WAIVER OF JURY TRIAL

EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE

TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 10.11    Headings

Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 10.12    Confidentiality

Each of the Credit Parties agrees to maintain the confidentiality of the Information (as defined below) and not to use Information in violation of law, except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, provided that each such Person agrees to maintain the confidentiality of such information on the terms set forth in this Section, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or, (ii) becomes available to such Credit Party on a nonconfidential basis from a source other than the Borrower and without breach of this Agreement; provided, however, that, unless prohibited by applicable law, a Credit Party will provide prior notice to the Borrower of such Credit Party’s intention to disclose Information pursuant to clause (c) above or to disclose Information pursuant to clause (e) above in connection with any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder. For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, including, without limitation, information received from the Borrower or any of its Related Parties pursuant to Section 6.01(f), 6.02 and 6.06 of this Agreement, other than any such information that is available to any Credit Party on a nonconfidential basis prior to disclosure by the Borrower and other than information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN THE IMMEDIATELY PRECEDING PARAGRAPH FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING

THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWER AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

Section 10.13    Interest Rate Limitation

Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest on such Loan under applicable law (collectively the “charges”), shall exceed the maximum lawful rate (the “maximum rate”) that may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all of the charges payable in respect thereof, shall be limited to the maximum rate and, to the extent lawful, the interest and the charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated, and the interest and the charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the maximum rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Rate to the date of repayment, shall have been received by such Lender.

Section 10.14    No Third Parties Benefited

This Agreement is made and entered into for the sole protection and legal benefit of the Borrower, the Administrative Agent, the Issuing Bank and the Lenders, and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents. Neither the Administrative Agent nor the Issuing Bank nor any Lender shall have any obligation to any Person not a party to this Agreement or other Loan Documents.

Section 10.15    USA PATRIOT Act and Beneficial Ownership Regulation Notice

Each of the Administrative Agent and each Lender that is subject to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “PATRIOT Act”) and the requirements of the Beneficial Ownership Regulation hereby notifies the Borrower that, pursuant to the requirements of the PATRIOT Act and the Beneficial Ownership Regulation, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name, address and tax identification number of the Borrower and other information that will allow the Administrative Agent and such Lender to identify the Borrower in accordance with the PATRIOT Act and, to the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation and is not exempt therefrom, the Beneficial Ownership Regulation and other applicable “know your customer” and anti-money laundering rules and regulations.

Section 10.16    No Fiduciary Duty

(a)The Borrower acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that no Credit Party will have any obligations except those obligations expressly set forth herein and in the other Loan Documents and each Credit Party is acting solely in the capacity of an arm’s length contractual counterparty to the Borrower with respect to the Loan Documents and the transactions contemplated herein and therein and not as a financial advisor or a fiduciary to, or an agent of, the Borrower or any other person. The Borrower agrees that it will not assert any claim against any Credit Party based on an alleged breach of fiduciary duty by such Credit Party in connection with this Agreement and the transactions contemplated hereby. Additionally, the Borrower acknowledges and agrees that no Credit Party is advising the Borrower as to any legal, tax, investment, accounting, regulatory or any other matters in any jurisdiction. The Borrower shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated herein or in the other Loan Documents, and the Credit Parties shall have no responsibility or liability to the Borrower with respect thereto.

(b)The Borrower further acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that each Credit Party, together with its Affiliates, is a full service securities or banking firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, any Credit Party may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, the Borrower, its Subsidiaries and other companies with which the Borrower or any of its Subsidiaries may have commercial or other relationships. With respect to any securities and/or financial instruments so held by any Credit Party or any of its customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

(c)In addition, the Borrower acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that each Credit Party and its Affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which the Borrower or any of its Subsidiaries may have conflicting interests regarding the transactions described herein and otherwise. No Credit Party will use confidential information obtained from the Borrower by virtue of the transactions contemplated by the Loan Documents or its other relationships with the Borrower in connection with the performance by such Credit Party of services for other companies, and no Credit Party will furnish any such information to other companies. The Borrower also acknowledges that no Credit Party has any obligation to use in connection with the transactions contemplated by the Loan Documents, or to furnish to the Borrower or any of its Subsidiaries, confidential information obtained from other companies.

Section 10.17 Acknowledgment and Consent to Bail-In Action. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)the effects of any Bail-In Action on any such liability, including, if applicable:

(i)a reduction in full or in part or cancellation of any such liability;

(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

Section 10.18 Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedging Agreements or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

[Signature Pages to Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

HAWAIIAN ELECTRIC INDUSTRIES, INC.
as the Borrower

By:	/s/ Gregory C. Hazelton
Name:	Gregory C. Hazelton
Title:	Executive Vice President and
Chief Financial Officer

By:	/s/ Paul K. Ito
Name:	Paul K. Ito
Title:	Vice President - Taxes, Controller and Treasurer
Signature Page to Third Amended and Restated Credit Agreement
Hawaiian Electric Industries, Inc.

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent, as Issuing Bank,
as Swingline Lender and as a Lender

By:	/s/ Nancy R. Barwig
Name:	Nancy R. Barwig
Title:	Executive Director
Signature Page to Third Amended and Restated Credit Agreement
Hawaiian Electric Industries, Inc.

BANK OF AMERICA, N.A.,
as a Lender

By:	/s/ Reese Morikubo
Name:	Reese Morikubo
Title:	Vice President
Signature Page to Third Amended and Restated Credit Agreement
Hawaiian Electric Industries, Inc.

U.S. BANK NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Ryan Hutchins
Name:	Ryan Hutchins
Title:	Senior Vice President
Signature Page to Third Amended and Restated Credit Agreement
Hawaiian Electric Industries, Inc.

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Keith Luettel
Name:	Keith Luettel
Title:	Managing Director

Signature Page to Third Amended and Restated Credit Agreement
Hawaiian Electric Industries, Inc.

MUFG UNION BANK, N.A.,
as a Lender

By:	/s/ Viet-Linh Fujitaki
Name:	Viet-Linh Fujitaki
Title:	Director
Signature Page to Third Amended and Restated Credit Agreement
Hawaiian Electric Industries, Inc.

BARCLAYS BANK PLC,
as a Lender

By:	/s/ Sydney G. Dennis
Name:	Sydney G. Dennis
Title:	Director

Signature Page to Third Amended and Restated Credit Agreement
Hawaiian Electric Industries, Inc.

BANK OF HAWAll,
as a Lender

By:	/s/ Kyle Bischoff
Name:	Kyle Bischoff
Title:	Vice President

Signature Page to Third Amended and Restated Credit Agreement
Hawaiian Electric Industries, Inc.

THE TORONTO-DOMINION BANK,
NEW YORK BRANCH
as a Lender

By:	/s/ Michael Borowiecki
Name:	Michael Borowiecki
Title:	Authorized Signatory

Signature Page to Third Amended and Restated Credit Agreement
Hawaiian Electric Industries, Inc.

THE BANK OF NEW YORK MELLON,
as a Lender

By:	/s/ Molly H. Ross
Name:	Molly H. Ross
Title:	Vice President
Signature Page to Third Amended and Restated Credit Agreement
Hawaiian Electric Industries, Inc.